UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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April 9, 2014

Dear Stockholder:

I am pleased to invite you to attend Riverbed Technology, Inc.’s 2014 Annual Meeting of Stockholders, to be held on Thursday, May 22, 2014 at InterContinental San Francisco, 888 Howard Street, San Francisco, CA 94103. The meeting will begin promptly at 2:00 p.m. local time. If you wish to attend the meeting and need directions, please contact Renee Lyall of Riverbed Investor Relations at 415-247-6353 or renee.lyall@riverbed.com.

Details regarding the business to be conducted at the Annual Meeting are more fully described in Riverbed’s Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Riverbed is pleased to take advantage of SEC rules that allow us to furnish proxy materials to our stockholders on the Internet. These rules enable us to reduce the environmental impact of our Annual Meeting while still providing you with the information that you need.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote your shares promptly to ensure that your shares will be represented at the Annual Meeting.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Jerry M. Kennelly
Chairman of the Board of Directors and Chief Executive Officer

199 Fremont Street

San Francisco, CA 94105

T 415.247.8800 F 415.247.8801

www.riverbed.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote promptly to ensure that your shares are represented at the Annual Meeting.

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, May 22, 2014

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Riverbed Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 22, 2014, at 2:00 p.m. local time at InterContinental San Francisco, 888 Howard Street, San Francisco, CA 94103 for the following purposes:

1. To elect one member of the Board of Directors to serve until the 2017 annual meeting of stockholders of the Company or until such person’s successor has been duly elected and qualified.

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

3. To hold a non-binding advisory vote to approve the compensation of the Company’s named executive officers.

4. To approve the Company’s 2014 Equity Incentive Plan.

5. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Company’s Proxy Statement.

The record date for the meeting is March 25, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary

San Francisco, California

April 9, 2014

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please date, sign and return the enclosed proxy card, if applicable, or vote via telephone or the Internet as instructed in these materials, as promptly as possible. If you received printed versions of these materials by mail, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person by ballot if you attend the meeting. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a “legal proxy” from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014

The Proxy Statement and Annual Report on Form 10-K are available at

www.envisionreports.com/RVBD.

2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

Why am I receiving these materials?	1

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	1

What is included in these materials?	1

How may I obtain electronic access to the proxy materials?	1

Who can vote at the Annual Meeting?	2

What is the difference between a stockholder of record and a beneficial owner of shares?	2

What am I voting on?	2

What are the Board’s voting recommendations?	3

How many votes do I have?	3

How do I vote?	3

How are proxies voted?	4

What happens if I do not give specific voting instructions?	4

Which ballot measures are considered “routine” or “non-routine”?	4

Who is paying for this proxy solicitation?	4

What does it mean if I receive more than one Notice or printed set of proxy materials?	5

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5

Can I change my vote after submitting my proxy?	5

How many votes are needed to approve each proposal?	5

How is the majority voting standard applied to the election of directors?	6

What is the quorum requirement?	6

How can I find out the results of the voting at the Annual Meeting?	6

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2015 Annual Meeting?	6

How can stockholders submit proposals to be raised at the 2015 Annual Meeting that will not be included in our Proxy Statement for the 2015 Annual Meeting?	7

What if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?	7

Does a stockholder proposal require specific information?	7

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Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Riverbed Technology, Inc. (sometimes referred to as the “Company” or “Riverbed”) of your proxy to vote at the 2014 Annual Meeting of Stockholders or any adjournment, postponement or other delay thereof (the “Annual Meeting”). You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), Riverbed has elected to provide access to its proxy materials via the Internet. As a result, Riverbed is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record entitled to vote at the Annual Meeting. All Riverbed stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Riverbed encourages its stockholders to access proxy materials over the Internet in order to assist it in reducing the environmental impact of its annual meetings.

What is included in these materials?

These materials include:

•	A letter from our Chief Executive Officer;

•	This Proxy Statement; and

•	Riverbed’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC on February 14, 2014 (the “Annual Report”).

If you requested printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for use in connection with the Annual Meeting.

How may I obtain electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet Riverbed’s proxy materials for the Annual Meeting; and

•	Instruct Riverbed to send future proxy materials to you by email.

Choosing to receive future proxy materials by email will save Riverbed the cost of printing and mailing documents to you and will reduce the impact of Riverbed’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 25, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 160,501,943 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares?

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record, and the Notice or proxy materials were sent directly to you by Riverbed. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form with instructions for how to cast your vote at the Annual Meeting. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a “legal proxy” from your broker or bank.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1: Election of one director to serve until the 2017 annual meeting of stockholders or until such person’s successor has been duly elected and qualified;

•	Proposal 2: Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	Proposal 3: A non-binding advisory vote to approve the compensation of the Company’s named executive officers; and

•	Proposal 4: Approval of our 2014 Equity Incentive Plan.

What are the Board’s voting recommendations?

Riverbed’s Board of Directors recommends that you vote your shares:

•	“For” the nominee to the Board (Proposal 1);

•	“For” ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2);

•	“For” the proposal regarding a non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3); and

•	“For” the 2014 Equity Incentive Plan (Proposal 4).

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote:

•

By Mail.    If you request printed copies of the proxy materials by mail, you may vote by proxy using the proxy card. To vote using the proxy card, simply sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Via the Internet. You may vote by proxy on the Internet by following the instructions provided on your proxy card.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the number provided on your proxy card.

•	In Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are the beneficial owner of shares held in “street name” you may vote:

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by completing the voting instruction form and returning it as directed.

•	Via the Internet. You may vote by proxy on the Internet by visiting the website provided in the Notice and entering the control number.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the number provided on the Notice.

•

In Person.    If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. Please contact that organization for instructions regarding obtaining a “legal proxy.”

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted. Where a stockholder has specified by means of the proxy a choice with respect to any matter to be voted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and you:

•	Indicate when voting on the Internet, or by telephone, that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year (Proposal 2) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2.

The election of directors (Proposal 1), the non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3) and the approval of our 2014 Equity Incentive Plan (Proposal 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 3 and 4.

Who is paying for this proxy solicitation?

Riverbed will pay for the entire cost of soliciting proxies. In addition to soliciting proxies by mail, Riverbed’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Riverbed may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

We have engaged the services of Innisfree M&A Incorporated to assist us in the solicitation of proxies at the Annual Meeting for an anticipated fee of $40,000, plus expenses.

What does it mean if I receive more than one Notice or printed set of proxy materials?

If you receive more than one Notice or printed set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice and, if applicable, printed set of proxy materials to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Under a procedure called “householding” a single copy of the Notice and, if applicable, this Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This helps to reduce the Company’s printing and mailing costs. Stockholders that participate in householding will continue to be able to access and receive separate proxy cards. If you no longer wish to participate in householding and would prefer to receive a separate Notice and, if applicable, this Proxy Statement and Annual Report, please direct your written request to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105, Attn: Corporate Secretary, or call (415) 247-8800.

A number of brokers with account holders who are Riverbed stockholders will be householding our proxy materials. Stockholders that hold shares in “street name” may contact their brokerage firm, bank, dealer or similar organization to request information about householding.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card or voting instruction form with a later date.

•	You may vote again on a later date via the Internet or by telephone.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 199 Fremont Street, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person by ballot. Simply attending the meeting will not, by itself, revoke your proxy.

How many votes are needed to approve each proposal?

Proposal 1.    A majority vote standard applies to this election of directors. Therefore, election of a nominee requires such nominee to receive more votes cast “for” his election than “against” his election. See “How is the majority voting standard applied to the election of directors” below. Stockholders may not cumulate votes in the election of directors. Abstentions will have no effect on the outcome of the election of directors. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal 3.    The advisory vote to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal. Although the proposal is non-binding, Riverbed’s Board of Directors intends to carefully review the results of this vote.

Proposal 4.    Approval of our 2014 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” on the nominee for election as director (Proposal 1). You may not vote “FOR” the election of any persons other than the named nominee.

You may vote “FOR,” “AGAINST”, or “ABSTAIN” on the proposal to ratify the appointment of Ernst & Young LLP as Riverbed’s independent registered public accounting firm (Proposal 2), on the non-binding advisory vote to approve the compensation of the Company’s named executive officers (Proposal 3), and on the proposal to approve the 2014 Equity Incentive Plan (Proposal 4).

How is the majority voting standard applied to the election of directors?

Riverbed’s Amended and Restated Bylaws (“Bylaws”) and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested, and therefore the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast “for” such nominee’s election must exceed the votes cast “against” such nominee’s election.

Riverbed has adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee of Riverbed’s Board of Directors. The Nominating/Corporate Governance Committee will then recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders either present at the meeting or represented by proxy. On the Record Date, there were 160,501,943 shares of Common Stock outstanding and entitled to vote. Thus, 80,250,972 shares would constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2015 Annual Meeting?

To be included in our Proxy Statement for the 2015 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Corporate Secretary at our principal executive offices no later than December 10, 2014, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our Notice or proxy materials to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2015 Annual Meeting that will not be included in our Proxy Statement for the 2015 Annual Meeting?

To be raised at the 2015 Annual Meeting, stockholder proposals must comply with our Bylaws. Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than 45 or more than 75 days before the one-year anniversary of the date on which we first mailed our Notice or proxy materials to stockholders in connection with this year’s Annual Meeting. Since our Notice or proxy materials for our 2014 Annual Meeting were first mailed to stockholders on April 9, 2014, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than January 24, 2015 and no later than February 23, 2015, in order to be raised at our 2015 Annual Meeting. Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures discussed under “Nominating/Corporate Governance Committee.”

What if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2015 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2015 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2015 Annual Meeting must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws may be found on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

What happens if Riverbed receives a stockholder proposal that is not in compliance with the timeframes described above?

If we receive notice of a matter to come before the 2015 Annual Meeting that is not in compliance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

Do the figures in this Proxy Statement take into account the two-for-one split of Riverbed’s Common Stock effected on November 8, 2010?

Yes, all figures included in this Proxy Statement reflect the stock split, and are expressed on a post-split basis.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. We currently have eight authorized directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Michael R. Kourey is not standing for re-election to the Board of Directors after his current term expires immediately prior to the Annual Meeting. The Board of Directors thanks Mr. Kourey for his service. Immediately following the Annual Meeting, the number of authorized directors will be reduced to seven.

The director elected at the Annual Meeting will serve until our 2017 annual meeting of stockholders or until his successor is duly elected and qualified. The director being nominated for election to the Board of Directors (the “Nominee”), his age as of March 10, 2014, any positions and offices held with Riverbed, and certain biographical information are set forth below. Beneath the biographical details of each Nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each Nominee or director that leads the Board of Directors to conclude that each Nominee or director should serve on the Board of Directors.

The proxy holders intend to vote all proxies received by them FOR the Nominee listed below unless otherwise instructed. In the event that the Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that the Nominee is unable or will decline to serve as a director. Proxies cannot be voted for more than one individual. Abstentions will have no effect on the outcome of this election of directors. Broker non-votes will not be counted as having been voted on the proposal.

Riverbed’s Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested elections of directors. An uncontested election is one in which the number of nominees for director does not exceed the number of directors to be elected. The director election taking place at this Annual Meeting is uncontested, and therefore the majority voting standard will apply. Under the majority voting standard, in order for a nominee to be elected the votes cast “for” such nominee’s election must exceed the votes cast “against” such nominee’s election.

Riverbed has adopted a policy pursuant to which an incumbent director nominee that receives a greater number of votes “against” his or her election than votes “for” such election will tender his or her resignation for consideration by the Nominating/Corporate Governance Committee of Riverbed’s Board of Directors. The Nominating/Corporate Governance Committee will then recommend to the Board of Directors the action to be taken with respect to such offer of resignation.

Information Regarding the Nominee

Name	Age	Positions and Offices Held With the Company
Mark S. Lewis	51	Director

Mark S. Lewis, age 51, has been a member of the Board of Directors since February 2010. Since September 2012, Mr. Lewis has been the Chairman and CEO of Formation Data Systems, a data services platform for web-scale cloud computing, as well as a senior advisor to Silver Lake, a technology company investment firm. Mr. Lewis served as Chief Strategy Officer for the Information Infrastructure Products Business of EMC Corporation, an information infrastructure technology and solutions company, from October 2010 to February 2012. Mr. Lewis’ prior roles at EMC included President of the Content Management and Archiving Division, Chief Development Officer, Chief Technology Officer and co-leader of the EMC Software Group. Mr. Lewis joined EMC in July 2002 from

Hewlett-Packard/Compaq, where he was Vice President and General Manager of Compaq’s Enterprise Storage Group. From 1998 to 1999, Mr. Lewis led Compaq’s Enterprise Storage Software Business after serving for two years as Director of Engineering for Multi Vendor Online Storage. Before that, he spent 13 years in storage-related engineering and product development at Digital Equipment Corporation, a computer manufacturing company. Mr. Lewis holds a B.S. in Mechanical Engineering from University of Colorado, Boulder. He has studied Business Law, Marketing, and Accounting for an MBA at University of Colorado, Colorado Springs, and he attended the Executive Education Program at the Harvard Business School.

We believe that Mr. Lewis’ experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Lewis’ extensive operating experience positions him to provide valuable guidance on our corporate vision and technology innovations. In addition, Mr. Lewis’ industry expertise is especially important as we direct our efforts to both maintaining market and technology leadership with our core competencies as well as expanding our business into adjacent markets.

The Board of Directors Recommends a Vote “FOR” The Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Riverbed, including his or her age as of March 10, 2014, the period during which he or she has served as a director, and certain information as to principal occupations and directorships held by him or her in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2015

Michael Boustridge, age 50, has been a member of the Board of Directors since February 2010. Mr. Boustridge has been the Chief Executive Officer of Contact Solutions, a cloud-based customer self-service solutions provider, since June 2013, and has been a member of the Board of Directors of Contact Solutions since 2011. Mr. Boustridge served as President, BT Global Services Multi-National Corporations until April 2011, where he had responsibility for all aspects of BT’s operations and performance for the global Multi-National Corporations worldwide, including BT’s Global Financial Services sector. Since joining BT Global Services in April 2006, Mr. Boustridge held many positions, including President of America and Canada as well as President Asia Pacific. Prior to joining BT, Mr. Boustridge served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems. Mr. Boustridge currently serves as a member of the board of directors of Cyan, Inc., a global supplier of software-defined networks, and Ciber, a global information technology company.

We believe that Mr. Boustridge’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Boustridge’s deep knowledge of the information and communications service provider market is an important asset, as leveraging key service provider relationships has become increasingly important to Riverbed and our customers. In addition, his extensive global experience in the IT services sector, as well as his expertise in delivering successful operational results for global companies, will enable Mr. Boustridge to provide valuable guidance as we seek to continue growing our business.

Jerry M. Kennelly, age 63, co-founded Riverbed in May 2002 and serves as Chairman of the Board of Directors and as our Chief Executive Officer. Immediately prior to founding Riverbed, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation as finance director for US Operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a Bachelor’s degree from Williams College and a Masters degree from the New York University Graduate School of Business Administration. Mr. Kennelly currently serves as a member of the board of directors of Nimble Storage, a provider of flash-optimized hybrid storage solutions.

We believe that Mr. Kennelly’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Kennelly, a co-founder of Riverbed, possesses in-depth knowledge of our business and markets, extensive operating experience, and strong leadership skills, having served as our Chief Executive Officer since shortly after the Company’s inception as well as an executive at technology companies for two decades prior. In addition, his expertise in guiding our long-term strategic and corporate planning continues to contribute significantly to the success of Riverbed.

Kimberly S. Stevenson, age 51, has been a member of the Board of Directors since March 2013. Ms. Stevenson has been the vice president and Chief Information Officer of Intel Corporation since January 2012. Ms. Stevenson served as vice president and general manager of Intel’s Global IT Operations and Services from September 2009 to January 2012. Prior to joining Intel, Ms. Stevenson spent 7 years at the former EDS, now HP Enterprise Services, holding a variety of positions, including vice president of Worldwide Communications, Media and Entertainment (CM&E) Industry Practice from January 2005 to July 2009, and vice president of Enterprise Service Management, where she oversaw the global development and delivery of enterprise services. Before joining EDS, Ms. Stevenson spent 18 years at IBM holding several executive positions including vice president of Marketing and Operations of the eServer iSeries division. Ms. Stevenson holds a Bachelor’s degree in Finance & Accounting from Northeastern University and an M.B.A. from Cornell University.

We believe that Ms. Stevenson’s experience and skills make her a qualified and valuable member of our Board of Directors. In particular, Ms. Stevenson offers important perspectives on how to align IT with business priorities, offering us valuable first-hand insight into the needs of both current and prospective customers. In addition, Ms. Stevenson’s breadth and depth of IT experience gives her a unique understanding of the demands placed on CIOs and the ways in which today’s enterprise IT infrastructures will be re-architected in the future.

Continuing Directors — Term Ending in 2016

Mark A. Floyd, age 58, has been a member of the Board of Directors since August 2007. Mr. Floyd has been the Chief Executive Officer of Cyan, Inc., a global supplier of software-defined networks, since May 2012, its chairman since January 2012, and a member of Cyan’s board of directors since 2007. Mr. Floyd served as the Chief Executive Officer of SafeNet, Inc., an information security company, from July 2009 to July 2011. Mr. Floyd served as President and Chief Executive Officer of Entrisphere, Inc., a telecommunications equipment company, from August 2002 until its acquisition by Ericsson in February 2007. Prior to that, Mr. Floyd served as President and Chief Executive Officer of Siemens ICN, Inc., a telecommunications equipment company, from April 2001 until January 2002, and President and Chief Executive Officer of Efficient Networks, Inc., a telecommunications equipment company, from July 1993 to April 2001. Mr. Floyd holds a B.B.A. degree in Finance from the University of Texas. Mr. Floyd served as a director of Tekelec, Inc., a network applications company, from October 2004 to May 2011. In addition, Mr. Floyd served as a director of Carrier Access Corporation, a telecommunications equipment manufacturer, from June 2001 to March 2008.

We believe that Mr. Floyd’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Floyd has extensive experience as an executive in the technology industry, having served as Chief Executive Officer on five separate occasions. In addition, his service provider industry expertise has been an important asset to Riverbed as we have increasingly viewed service provider engagement as a key growth lever.

Christopher J. Schaepe, age 50, has been a member of the Board of Directors since December 2002. Mr. Schaepe is a founding partner of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm, which he joined in 1991. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from MIT and an M.B.A. from the Stanford Graduate School of Business. Mr. Schaepe previously served as a director of Fusion-io, Inc., a storage memory platform company, from April 2009 to December 2011, and as a director of eHealth, Inc., an online health insurance provider, from April 1999 to September 2008.

We believe that Mr. Schaepe’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Schaepe possesses a broad perspective of the technology industry, having guided numerous companies in his role as a venture capital investor and board member over the past two decades, as well as substantive professional experience serving in corporate finance and capital markets roles. In addition, he possesses in-depth knowledge of our business, having advised Riverbed since December 2002.

Eric S. Wolford, age 47, has been a member of the Board of Directors since August 2013. Mr. Wolford has served as a venture partner at Accel Partners, a venture capital firm, since January 2014. Mr. Wolford served as our President, Products and Marketing from October 2012 until his departure as an employee of the Company in November 2013. He served as our Executive Vice President, General Manager of Products Group from January 2012 until October 2012. He served as our Executive Vice President of Marketing and Business Development from January 2011 to January 2012. He served as our Senior Vice President of Marketing and Business Development from March 2005 to January 2011. He served as our Vice President of Marketing and Business Development from May 2003 to March 2005. From June 2001 to May 2003, Mr. Wolford was the Senior Vice President of Marketing and Business Development for netVmg, a network management company. From August 1999 to June 2001, he served as Vice President of Product Marketing and Management at Inktomi Corporation and FastForward Networks (which was acquired by Inktomi in October 2000), providers of content delivery management software. From 1988 to 1999, Mr. Wolford served in various sales, marketing and product management roles at AT&T. Mr. Wolford holds a Bachelor’s degree in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

We believe that Mr. Wolford’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Wolford possesses strong technical and business insight into the markets the Company serves. In addition, Mr. Wolford’s in-depth knowledge of our business and products, a result of his more than ten years as a Riverbed executive, will serve as a significant contributor to the Company’s strategic and growth planning efforts.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently comprised of eight members. Six of our current eight members, Messrs. Boustridge, Floyd, Kourey, Lewis and Schaepe, and Ms. Stevenson, qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The information reviewed included information relating to any sales of our products and services to, and purchases by us of products and services from, entities (or affiliates of such entities) where any of our directors are employed (or were employed at the time of any such sale or purchase). See “Review, Approval or Ratification of Transactions with Related Persons.”

Chairman of the Board

Mr. Kennelly, our Chief Executive Officer, also serves as the Chairman of our Board of Directors. It is the opinion of the Board of Directors that Mr. Kennelly’s service as Chairman best meets the needs of Riverbed and its stockholders.

In his capacity as Chairman, Mr. Kennelly, with the advice and input of other Board members, is responsible for ensuring that the quality, quantity and timeliness of the information provided by management is sufficient to enable the Board to effectively and responsibly perform its duties. The Board believes that this responsibility in particular is currently best discharged by the individual serving as the Company’s chief executive.

In the future, selecting an independent director to serve as Chairman may or may not be in the best interests of Riverbed and its stockholders. We believe that the Board of Directors will be in the best position to make that determination. The Board values its flexibility to select the Chairman that it considers best able to meet the needs of the Company and its stockholders, based on the qualifications of the directors then serving on the Board.

Lead Independent Director

Mr. Lewis has served as our Lead Independent Director since May 2013. The Lead Independent Director is responsible for calling special meetings of the independent directors, as and if he deems that such meetings are necessary. The Lead Independent Director is also responsible for chairing all meetings of independent directors. The independent members of the Board meet regularly in executive session at which only independent directors are present, typically after regularly scheduled Board of Directors meetings.

Board Leadership Structure

The Board of Directors believes that our Board structure, with its strong emphasis on Board independence, is successful in achieving effective independent oversight of management and the Company. Board members have complete access to management and outside advisors, and the Chairman is not the sole source of information for the Board of Directors. The Chairman does not serve on any of the Board’s three committees, and the Nominating/Corporate Governance Committee is chaired by our Lead Independent Director. Six of our eight Board members are independent under

Nasdaq rules. In addition, every member of each of the Board’s three committees is independent. The Board of Directors delegates substantial responsibility to the Board committees, which regularly report their activities and actions to the full Board of Directors. We believe that our independent Board committees are an important aspect of our Board leadership structure.

Information Regarding the Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The Board has determined that the Chairs and members of each committee are independent under the applicable Nasdaq and SEC rules. The following table provides membership and meeting information for each of the Board committees during 2013, provided that certain changes occurred in Riverbed’s Board committee membership composition in March 2013, as detailed below the table:

Name	Audit		Compensation		Nominating/Corporate Governance
Michael Boustridge			X
Mark A. Floyd	X		X
Jerry M. Kennelly
Michael R. Kourey	X	(1)			X
Mark S. Lewis	X				X	(1)
Satya Nadella					X
Christopher J. Schaepe			X	(1)	X
Kimberly S. Stevenson	X
James R. Swartz					X
Eric S. Wolford
Total meetings in fiscal year 2013	11		17		4

(1)	Committee Chairperson

In March 2013, the following changes occurred in Riverbed’s Board committee membership composition:

•	Mr. Nadella joined the Nominating/Corporate Governance Committee.

•	Ms. Stevenson joined the Audit Committee.

•	Mr. Lewis’ service on the Audit Committee ended.

In May 2013, Mr. Swartz did not stand for re-election at the 2013 Annual Meeting, and therefore his service on the Nominating/Corporate Governance Committee ended at the 2013 Annual Meeting. Mr. Lewis assumed the chairpersonship of the Nominating/Corporate Governance Committee immediately after the 2013 Annual Meeting.

Mr. Kourey, who is not standing for re-election at the Annual Meeting, will not be serving on the Audit Committee and the Nominating/Corporate Governance Committee after the Annual Meeting. The Board of Directors, upon the recommendation of the Nominating/Corporate Governance Committee, has appointed Mr. Lewis to serve on the Audit Committee and has appointed Ms. Stevenson to serve on the Nominating/Corporate Governance Committee, each effective as of immediately following the Annual Meeting. Mr. Floyd will assume the chairpersonship of the Audit Committee immediately following the Annual Meeting.

In February 2014, Mr. Nadella retired from the Board of Directors in order to more fully devote time to his new role as chief executive officer of Microsoft Corporation. As a result, Mr. Nadella’s service on the Nominating/Corporate Governance Committee ended in February 2014. The Board of Directors thanks Mr. Nadella for his service.

Below is a description of each committee of the Board of Directors. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each of the committee charters are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

Audit Committee

The Audit Committee of the Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, the Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls and internal audit functions. It also discusses the scope and results of the audit and interim reviews with our independent auditors, reviews with our management our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. A more detailed description of the Audit Committee’s functions can be found in the Audit Committee charter.

The members of the Audit Committee in 2013 were Messrs. Floyd, Kourey and Lewis, and Ms. Stevenson, with Ms. Stevenson joining the Committee in March 2013 and Mr. Lewis no longer serving on the Committee after March 2013.

The members of the Audit Committee currently are Messrs. Floyd and Kourey and Ms. Stevenson. Mr. Kourey has chaired the Audit Committee since April 2011.

Mr. Kourey, who is not standing for re-election at the Annual Meeting, will not be serving on the Audit Committee after the Annual Meeting. Mr. Lewis will join the Audit Committee effective as of immediately following the Annual Meeting. Mr. Floyd will assume the chairpersonship of the Audit Committee immediately following the Annual Meeting.

The Board of Directors has determined that Messrs. Floyd and Kourey are each an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Floyd and Kourey any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approves the bonus programs in effect for the Chief Executive Officer, other executive officers and key employees for each fiscal year, recommends to the Board of Directors the compensation of our directors, recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans, approves amendments to such plans, grants stock options and other stock-related awards, and administers our stock option plans, stock purchase plan and similar programs. The Compensation Committee may, to the extent permitted under applicable law and the rules of Nasdaq and the SEC, delegate its authority to subcommittees when appropriate. A more detailed description of the Compensation Committee’s functions can be found in the Compensation Committee charter.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he may participate in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

For certain 2013 compensation matters the Compensation Committee retained Radford, an AonHewitt Company (“Radford”), as its independent compensation consultant. See “Compensation Discussion and Analysis” for more information on the Compensation Committee’s engagement of Radford.

The members of the Compensation Committee in 2013 were Messrs. Boustridge, Floyd and Schaepe, and they continue as members of the Compensation Committee.

Mr. Schaepe has chaired the Compensation Committee since April 2011.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Boustridge, Floyd and Schaepe. None of these individuals was at any time during fiscal year 2013, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters. A more detailed description of the Nominating/Corporate Governance Committee’s functions can be found in the Nominating/Corporate Governance Committee charter.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other factors as various and relevant career experience, relevant skills, such as an understanding of our business and the markets in which we compete, financial expertise, diversity and local and community ties.

Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating/Corporate Governance Committee considers diversity, including diversity in terms of gender, race and ethnicity, age, skills, and such other factors as it deems appropriate, given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. As noted above, we consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates, and view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction.

In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors’ independence.

In connection with a review of potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee compiles a list of potential candidates using relevant sources, which may include other current members of the Board of Directors, professional search firms, and stockholders. The Nominating/Corporate Governance Committee then conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	Certain information regarding the stockholder making such nomination and any Stockholder Associated Person (as defined in our Bylaws) and a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting securities reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee;

•	Such other information as required by our Company’s Bylaws;

•	The proposed nominee’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors;

•	Such other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

The members of the Nominating/Corporate Governance Committee in 2013 were Messrs. Kourey, Lewis, Nadella, Schaepe and Swartz, with Mr. Swartz no longer serving on the Committee after May 2013.

The members of the Nominating/Corporate Governance Committee currently are Messrs. Kourey, Lewis and Schaepe. Mr. Lewis has chaired the Nominating/Corporate Governance Committee since May 2013.

Mr. Kourey, who is not standing for re-election at the Annual Meeting, will not be serving on the Nominating/Corporate Governance Committee after the Annual Meeting. Ms.  Stevenson will join the Nominating/Corporate Governance Committee effective as of immediately following the Annual Meeting.

Risk Management Oversight

The Board of Directors actively manages Riverbed’s risk oversight process and receives regular reports from management on areas of material risk to Riverbed, including operational, financial, legal and regulatory risks.

Our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk:

•	The Audit Committee assists the Board of Directors with its oversight of Riverbed’s major financial risk exposures. The Audit Committee regularly reviews with management Riverbed’s risk assessment and risk management policies. Risk assessment reports are regularly provided by management to the Audit Committee.

•	The Compensation Committee assists the Board of Directors with its oversight of risks arising from our compensation policies and programs.

•	The Nominating/Corporate Governance Committee assists the Board of Directors with its oversight of risks associated with Board organization, Board independence and corporate governance, as well as with its oversight of risks associated with succession planning.

While each Board committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Risk Management Regarding Compensation Policies and Programs.    Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In performing its duties, the Compensation Committee meets at least annually with our management and the Compensation Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs.

In March 2013, the Compensation Committee reviewed and discussed with our management and the Compensation Committee’s independent compensation consultant a report analyzing the risk in our compensation programs and practices. This report included an analysis of the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on the Company, and an overall risk assessment of such programs based on this analysis. Among other things, the Compensation Committee considered the risk profile of our base salary programs, our broad-based benefit plans, our sales compensation plans, our management bonus plan, new hire equity awards, annual equity awards for continuing employees, our long-term incentive plan and the employee stock purchase plan. The Compensation Committee also considered in connection with this review our internal financial reporting and regulatory compliance procedures.

Board of Directors Meeting Attendance

The Board of Directors met ten times during the fiscal year ended December 31, 2013. During 2013, each director then in office attended 75% or more of the meetings held of the Board of Directors and committees on which he or she served.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct and a code of ethics. The code of business conduct applies to all of our employees, officers and directors. The code of ethics is in addition to our code of business conduct and applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer. The full texts of our codes of business conduct and ethics are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings, to the extent required by Nasdaq.

Compensation of Directors

This section provides information regarding the compensation policies for non-employee directors in effect, and amounts paid and securities awarded to these directors, in fiscal 2013.

We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. In addition, our non-employee directors received the following cash compensation and equity compensation in 2013:

Cash Compensation.    During 2013, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows (with the amounts below paid quarterly on a pro-rated basis):

•	Annual retainer fee of $45,000 for each non-employee director (with such annual retainer fee increased to $50,000 effective as of the Company’s second fiscal quarter);

•	Additional annual retainer fee of $20,000 for serving as Lead Independent Director;

•	Additional annual retainer fee of $30,000 for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $20,000 for serving as chair of the Compensation Committee;

•	Additional annual retainer fee of $10,000 for serving as chair of the Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $15,000 for serving as a member of the Audit Committee;

•	Additional annual retainer fee of $10,000 for serving as a member of the Compensation Committee; and

•	Additional annual retainer fee of $5,000 for serving as a member of the Nominating/Corporate Governance Committee.

Equity Compensation.    Each non-employee member of our Board of Directors that served in 2013, other than Mr. Swartz, who did not stand for re-election at the 2013 Annual Meeting, other than Mr. Wolford, who did not receive a restricted stock unit award in connection with his service on the Board of Directors, and other than Mr. Nadella and Ms. Stevenson, who joined our Board of Directors in March 2013, received a restricted stock unit award covering 16,900 shares of our common stock. The award amount was determined by the Board of Directors after considering the recommendation of the Compensation Committee and its independent compensation consultant, Radford. The recommendation was based on an assessment of competitive market practices in relation to compensation programs for continuing non-employee Board members. The shares underlying the award fully vest the day prior to this year’s annual meeting of stockholders or, if earlier, if we are acquired while the director is in our service. Our Board of Directors intends to make an annual grant of restricted stock unit awards to our non-employee directors in an amount to be determined by the Board of Directors after considering the recommendation of the Compensation Committee and its independent compensation consultant, Radford.

Grants Upon Initial Election.    Prior to its amendment in May 2013, our 2006 Director Option Plan provided for an automatic grant of a stock option award to purchase 30,000 shares of our common stock to a non-employee director upon such director’s initial election to the Board of Directors. Mr. Nadella and Ms. Stevenson each received an option to purchase 30,000 shares of our common stock upon their appointment to the Board of Directors in March 2013. The options were granted at the fair market value on the date of the award. Each such option will become exercisable for the shares in 36 equal monthly installments beginning with Mr. Nadella’s and Ms. Stevenson’s service as members of our Board of Directors and will fully vest if we are acquired while the director is in our service.

In May 2013, after considering the recommendation of the Compensation Committee and its independent compensation consultant, Radford, the Board of Directors amended the 2006 Director Option Plan to provide for the suspension of the automatic option grant program to new non-employee directors. The recommendation was based on an assessment of competitive market practices in relation to compensation programs for new non-employee Board members.

Further to the recommendations noted above, the Board of Directors replaced the automatic option grant program with a program providing that future non-employee directors, upon their initial election to the Board of Directors, will be awarded a restricted stock unit award valued at $400,000, with such award vesting annually over the first 36 months of the director’s service as a member of our Board of Directors, or, if earlier, vesting in full if we are acquired while the director is in our service.

In light of this change to the Company’s program regarding initial equity grants to new non-employee members of our Board of Directors, in May 2013 the Board of Directors awarded each of Mr. Nadella and Ms. Stevenson a restricted stock unit award covering 11,400 shares of our common stock. The award amount was determined by the Board of Directors after considering the recommendation of the Compensation Committee and its independent compensation consultant, Radford, and after a review of the value of the March option grants to Mr. Nadella and Ms. Stevenson in relation to the target value of the restricted stock unit award under the new non-employee director initial equity grant program. The shares underlying the May 2013 awards to Mr. Nadella and Ms. Stevenson vest annually over 36 months beginning with March 1, 2013, or, if earlier, vest in full if we are acquired while the director is in our service.

In February 2014, Mr. Nadella retired from the Board of Directors in order to more fully devote time to his new role as chief executive officer of Microsoft Corporation. In consideration of Mr. Nadella’s service to the Company as a member of the Board of Directors, the Compensation Committee amended the above-mentioned stock option award and restricted stock unit award to accelerate the vesting of the portion of each award that would have vested on March 1, 2014, or approximately one week after Mr. Nadella’s departure from the Board of Directors. The remainder of the above-mentioned stock option award and restricted stock unit award was cancelled.

Directors Compensation

The following table sets forth all of the reportable compensation of our non-employee directors in fiscal year 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)		Stock Awards ($) (2)		Total ($)
Michael Boustridge	58,750	0		261,764	(3)	320,514
Mark A. Floyd	73,750	0		261,764	(4)	335,514
Michael R. Kourey	83,750	0		261,764	(5)	345,514
Mark S. Lewis	71,456	0		261,764	(6)	333,220
Satya Nadella	45,556	223,422	(7)	176,575	(8)	445,553
Christopher J. Schaepe	73,750	0		261,764	(9)	335,514
Kimberly S. Stevenson	53,917	223,422	(10)	176,575	(11)	453,914
James R. Swartz	30,179	0		0	(12)	30,179
Eric S. Wolford	6,250	0		0	(13)	6,250

(1)	Reflects all fees earned during fiscal year 2013. Fees earned during the last quarter of fiscal year 2013 were paid in the first quarter of fiscal year 2014. Fees earned during the last quarter of fiscal year 2012 were paid in the first quarter of fiscal year 2013 and are not included in this table.

(2)	The amounts in this column represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 14, 2014 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(3)	On May 22, 2013, Mr. Boustridge was granted a restricted stock unit award for 16,900 shares of our common stock. As of December 31, 2013, Mr. Boustridge held outstanding options to purchase an aggregate of 120,000 shares of our common stock.

(4)	On May 22, 2013, Mr. Floyd was granted a restricted stock unit award for 16,900 shares of our common stock. As of December 31, 2013, Mr. Floyd held outstanding options to purchase an aggregate of 160,168 shares of our common stock.

(5)	On May 22, 2013, Mr. Kourey was granted a restricted stock unit award for 16,900 shares of our common stock. As of December 31, 2013, Mr. Kourey held outstanding options to purchase an aggregate of 122,000 shares of our common stock.

(6)	On May 22, 2013, Mr. Lewis was granted a restricted stock unit award for 16,900 shares of our common stock. As of December 31, 2013, Mr. Lewis held outstanding options to purchase an aggregate of 120,000 shares of our common stock.

(7)	On March 1, 2013, Mr. Nadella was granted a stock option award for 30,000 shares of our common stock.

(8)	On May 22, 2013 Mr. Nadella was granted a restricted stock unit award for 11,400 shares of our common stock. As of December 31, 2013, Mr. Nadella held outstanding options to purchase an aggregate of 30,000 shares of our common stock.

(9)	On May 22, 2013, Mr. Schaepe was granted a restricted stock unit award for 16,900 shares of our common stock. As of December 31, 2013, Mr. Schaepe held outstanding options to purchase an aggregate of 48,334 shares of our common stock.

(10)	On March 1, 2013, Ms. Stevenson was granted a stock option award for 30,000 shares of our common stock.

(11)	On May 22, 2013, Ms. Stevenson was granted a restricted stock unit award for 11,400 shares of our common stock. As of December 31, 2013, Ms. Stevenson held outstanding options to purchase an aggregate of 30,000 shares of our common stock.

(12)	Mr. Swartz did not receive a restricted stock unit award in 2013 because his service as a director ended immediately prior to the 2013 Annual Meeting. As of December 31, 2013, Mr. Swartz held outstanding options to purchase an aggregate of 148,332 shares of our common stock.

(13)	Mr. Wolford did not receive a restricted stock unit award in connection with his service on the Board of Directors. For stock awards received in connection with Mr. Wolford’s employment with the Company, see the Summary Compensation Table. As of December 31, 2013, Mr. Wolford held outstanding options to purchase an aggregate of 220,000 shares of our common stock.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. Six of our eight directors that were members of our Board of Directors at the time of and immediately following the 2013 Annual Meeting of Stockholders attended the Company’s 2013 Annual Meeting of Stockholders telephonically or in person.

Contacting the Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o General Counsel

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Communications are received by the General Counsel of the Company, who then distributes any such communication to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any director upon request.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2014 and has further directed that management submit the appointment of independent auditors for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2013 and 2012.

(in thousands)	2013	2012
Audit fees (1)	$1,674	$1,613
Audit-related fees (2)	192	485
Tax fees (3)	530	320
All other fees	—	—

Total fees	$2,396	$2,418

(1)	Audit Fees consist of fees incurred for professional services rendered by Ernst & Young LLP for (i) the audit of our annual consolidated financial statements, (ii) the audit of the effectiveness of our internal control over financial reporting, (iii) the review of the quarterly consolidated financial statements, and (iv) other services in connection with regulatory filings or engagements.

(2)	Audit-related fees consist of fees for professional services rendered by Ernst & Young LLP in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of

Ernst & Young LLP as Riverbed’s Independent Registered Public Accounting Firm For Its

Fiscal Year Ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of three non-employee directors: Messrs. Floyd and Kourey and Ms. Stevenson. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each current member of the Audit Committee meets that standard. The Board of Directors has also determined that each of Messrs. Floyd and Kourey is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“10-K”).

The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the members of the Audit Committee, as such committee was constituted at the end of the Company’s 2013 fiscal year:

Mark A. Floyd
Michael R. Kourey, Chairman
Kimberly S. Stevenson

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act”, is providing its stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies, practices and objectives described in this Proxy Statement. The non-binding advisory vote to approve the compensation of the Company’s named executive officers described in this Proposal 3 is referred to as a “say-on-pay vote.”

Riverbed believes that the skill, talent, judgment and dedication of its executive officers are critical factors affecting the long-term value of the Company. Therefore, the goal for our executive compensation program is to compensate fairly our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. The Company believes that its executive compensation program satisfies this goal by emphasizing long-term performance-based equity awards, which strongly align the long-term interests of our executives and our stockholders.

The Compensation Discussion and Analysis in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2013 in more detail. The Company annually reviews its executive compensation practices and programs, utilizing peer and survey group data. Highlights of the program for 2013 include the following:

•	Compensation decisions are based upon an assessment of individual performance and potential to enhance long-term stockholder value.

•	Under the Company’s Long-Term Incentive Plan, the named executive officers receive long-term equity awards in the form of RSUs and all of these shares are at-risk and earned only upon the achievement of specified performance goals, with subsequent vesting of any earned shares not occurring until two years after achievement of those goals, for a total of three years. For 2013, these performance goals included quarterly revenue targets, a full year non-GAAP EPS target, and revenue growth tied closely to the December 2012 acquisition by the Company of OPNET Technologies, Inc. The RSUs eligible to be earned under the Company’s Long-Term Incentive Plan constitute the majority of each officer’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock price performance, and these awards provide significant retention value for the Company if the performance goals are met.

•	The Company’s Management Bonus Plan, under which our executives may earn quarterly cash incentive amounts, is directly tied to the achievement of revenue targets and the consistency of achievement of revenue targets.

•	In anticipation of the significant efforts expected to be required to successfully integrate the operations of OPNET in 2013, and in order to highlight the importance of achieving expense synergies in a relatively quick timeframe, our executive officers received an at-risk equity award tied to a more aggressive full year non-GAAP EPS target for the Company than the non-GAAP EPS target set forth in the Long-Term Incentive Plan, with subsequent vesting of any earned shares not occurring until one year after achievement of the goal, for a total of two years. This award is viewed by the Compensation Committee as special under the circumstances and non-recurring.

•	The targets relating to equity grants and cash incentive amounts, namely revenue achievement, consistency of revenue achievement, and EPS achievement, were chosen because they most closely correlate with superior operational performance and ensure alignment with our stockholders’ interests regarding the importance of achieving budgeted profitability.

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial and business performance.

In 2013:

•	The Company’s revenue grew to $1.0 billion, representing an increase of 24% over the prior year.

•	Gross profit grew to $759 million, an increase of $127 million over the prior year.

•	Product revenue increased 12% versus the prior year, and service and support revenue increased 47% versus the prior year.

•	The Company generated $192 million in free cash flow.

•	The Company completed the business and sales integration of OPNET Technologies, Inc., positioning Riverbed as a leader in the converging application and network performance management segments.

•	The Company announced its multi-product platform strategy to expand within the estimated $11 billion Application Performance Infrastructure market.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables).

As an advisory vote, this say-on-pay proposal is not binding upon the Company, our Board of Directors or the Compensation Committee. However, the Company, our Board of Directors and the Compensation Committee, which is responsible for overseeing, reviewing and administering the Company’s executive compensation programs, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors Recommends a Vote “FOR” approving the Compensation of the Company’s Named Executive Officers For its Fiscal Year Ending December 31, 2013.

PROPOSAL 4

APPROVAL OF RIVERBED TECHNOLOGY, INC. 2014 EQUITY INCENTIVE PLAN

General

We are seeking approval of a new Riverbed Technology, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) to consolidate our stockholder-approved equity compensation plans into one plan. We are not requesting approval of additional shares to be added to the 2014 Plan; instead, the shares available for grant under our existing plans (as described below) will be combined into the 2014 Plan if it is approved.

The Board of Directors has adopted the 2014 Plan, subject to approval from our stockholders at the 2014 annual meeting of stockholders. If approved, the 2014 Plan will replace our 2006 Equity Incentive Plan (the “2006 Plan”), 2006 Director Option Plan (the “Director Plan”), and 2012 Stock Incentive Plan (the “2012 Plan” and, together with the 2006 Plan, and the Director Plan, the “existing plans”), and no new awards will be granted under the existing plans. The existing plans, however, will continue to govern awards previously granted under the respective plan.

The Board believes that the current structure of the equity incentive program significantly limits our flexibility and increases our administrative costs, with shares distributed across multiple plans with various limitations on the use of each specific pool. As of March 10, 2014, a total of 12,405,193 shares were available for issuance under the existing plans. The 2014 Plan would simply consolidate all of these shares that remain available for grant under the existing plans as of March 10, 2014, with no net increase in that number of shares.

If the 2014 Plan is approved, the number of shares initially reserved for issuance thereunder will equal 12,405,193, which is the number of shares that are available for grant under the 2006 Plan, the Director Plan, and the 2012 Plan, each as of March 10, 2014. In addition, any shares subject to outstanding awards that were previously granted under the existing plans that, after March 10, 2014, expire or otherwise terminate without having been vested or exercised in full, or that are forfeited to or repurchased by the Company, or that are used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, up to a maximum of 18,479,025 shares, would be added to the 2014 Plan from the existing plans. Between March 10, 2014 and the date of filing of this proxy statement, the Company does not expect to make any additional grants under the existing plans.

The Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions within the Company. In the technology industry, equity compensation awards are an important tool in retaining and motivating the highly qualified technical and other key employees who help us meet our goals.

We believe that the adoption of the 2014 Plan is essential to our continued success, and therefore is in the best interests of the Company and our stockholders. Our employees are our most valuable assets. The Board believes that grants of equity awards available under the 2014 Plan will help create long-term equity participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors, and consultants.

Accordingly, the Board has determined that it is in the best interests of the Company to adopt the 2014 Plan and is asking our stockholders to approve the 2014 Plan.

Why You Should Vote for the 2014 Plan

Not a Request for Stockholders to Authorize Additional Number of Shares

Our goal in adopting the 2014 Plan is to consolidate all of the remaining shares previously reserved and approved by the Company’s stockholders for issuance under the existing plans into a single plan, which will streamline our equity compensation program and cut down on administrative burden and expense. We therefore are asking stockholders to approve a share reserve for the 2014 Plan that represents only the total number of shares that are available under the 2006 Plan, the Director Plan, and the 2012 Plan and that would become available under the existing plans pursuant to the plans’ provisions regarding lapsed, forfeited, and repurchased awards.

Elimination of Annual “Evergreen” Provision

Unlike the Director Plan and the 2012 Plan, the 2014 Plan does not contain an annual “evergreen” provision that increases the number of shares available for issuance each year. The 2014 Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of shares that may be issued subject to awards under the 2014 Plan. Because the Director Plan and the 2012 Plan each have an annual “evergreen” provision and the 2014 Plan does not, the replacement of the existing plans with the 2014 Plan effectively would have a long-term net effect of reducing the number of shares that will be available for issuance under the Company’s equity plans.

Stock Repurchase Program Reduces Stockholder Dilution

Since the Company’s stock repurchase program was announced in August 2011, through the end of 2013, we have repurchased a total of 21,294,144 shares in the open market. Over the same time period, we granted a total of 19,972,522 shares under all of our stock plans. Since we repurchased more stock than we actually granted under our stock plans, we have reduced overall stockholder dilution from our equity plans, as demonstrated on an annual basis below. These numbers do not reflect the issuance of shares or the assumption of options in connection with acquisitions.

The Company has a demonstrated commitment to offering the best possible balance between providing strong retention and equity participation incentives to our employees, while accommodating a meaningful and continuing effort to minimize the dilutive effects of our equity awards on our stockholders.

*The 2011 figure represents the equity granted and stock repurchased from the inception of the stock repurchase program in August 2011.

We believe that the consolidation of all of the remaining shares previously reserved and approved by the Company’s stockholders for issuance under the existing plans into a single plan will streamline our equity compensation program and will assist with reducing stockholder dilution through the ease of administration.

The 2014 Plan Combines Compensation and Governance Best Practices

The 2014 Plan includes provisions that are designed to protect our stockholders’ interests:

•	Administration. The 2014 Plan will be administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•	Repricing is not allowed without stockholder approval. The 2014 Plan prohibits the repricing or other exchange of awards without prior stockholder approval.

•	Limits on Awards to Non-Employee Directors. The 2014 Plan sets reasonable limits as to the maximum number of awards that could be granted in each fiscal year of the Company to non-employee directors.

•	No Single Trigger Vesting Acceleration on Change in Control. The 2014 Plan provides that upon a change in control, outstanding awards may be treated as provided by the administrator, and that, other than with respect to outside directors, only in the event an award is not assumed or substituted will the award vest on a change in control.

•	Limited transferability. In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, unless otherwise approved by the Board or a committee of the Board administering the 2014 Plan.

•	No tax gross-ups. The 2014 Plan does not provide for any tax gross-ups.

The 2014 Plan is also designed to provide us the ability to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with certain awards granted under the 2014 Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the 2014 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2014 Plan imposes the same limits on the sizes of such awards as the limits in the 2006 Plan, as further described below. By approving the 2014 Plan, our stockholders will be approving eligibility requirements for participation in the 2014 Plan, the other material terms of the 2014 plan and awards granted under the 2014 plan, including limits on the numbers of shares or compensation that could be made to participants, and re-approving, among other things, performance measures upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant equity awards under the 2014 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).

Our executive officers and directors have an interest in the approval of the 2014 Plan because they are eligible for awards under the 2014 Plan.

Summary of the 2014 Equity Incentive Plan

The following is a summary of the principal features of the 2014 Plan and its operation. The summary is qualified in its entirety by reference to the 2014 Plan, a copy of which is attached to this proxy statement as Appendix A, and which is incorporated herein by reference.

General Description of the 2014 Equity Incentive Plan

The purposes of the 2014 Plan are to attract and retain the best available personnel; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares as the plan administrator (as defined below) may determine.

Authorized Shares

Subject to the adjustment provisions contained in the 2014 Plan, our stockholders are being asked to approve a number of shares of our common stock for issuance under the 2014 Plan equal to the sum of (i) any shares that are available for issuance under the 2006 Plan, the Director Plan, and the 2012 Plan, each as of March 10, 2014, and (ii) any shares subject to outstanding stock options, restricted stock units or similar awards that were previously granted under the existing plans that, after March 10, 2014, expire or otherwise terminate without having been vested or exercised in full, or that are forfeited to or repurchased by the Company, or that are used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, with any such shares credited to the aggregate number of shares that may be awarded under the 2014 Plan and with the maximum number of shares to be added under this clause (ii) from the existing plans equal to 18,479,025 shares. The shares may be authorized, but unissued, or reacquired common stock.

If any award granted under the 2014 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or is forfeited to or repurchased by the Company, then the expired, unexercised, forfeited, or repurchased shares subject to such award will become available for future grant or sale under the 2014 Plan. With respect to the exercise of stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2014 Plan. If unvested shares of restricted stock, restricted stock units, performance shares or performance units are forfeited to or repurchased by the Company, such shares will become available for future grant under the 2014 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2014 plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the 2014 plan.

Limitations

The 2014 Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares and/or dollars which could be issued to any one individual pursuant to the 2014 Plan in any fiscal year is set forth below:

Award Type	Annual Number of Shares or Dollar Value
Stock Option	5,000,000 shares
Stock Appreciation Right	5,000,000 shares
Restricted Stock	5,000,000 shares
Restricted Stock Units	5,000,000 shares
Performance Shares	5,000,000 shares
Performance Units	Initial Value of $10,000,000

Separately, apart from Section 162(m), the 2014 Plan provides that a non-employee board member may not receive cash-settled awards with a grant date fair value of greater than $2,500,000 (increased to $5,000,000 in the fiscal year his or her service begins) or stock-settled awards with a grant date fair value of greater than $2,500,000 (increased to $5,000,000 in the fiscal year his or her service begins).

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock, the 2014 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2014 Plan, will adjust the number and class of shares that may be delivered under the 2014 Plan, and/or the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations discussed above.

Administration

The Board has delegated administration of the 2014 Plan to the Board’s Compensation Committee. The Board and the Compensation Committee may further delegate administration of the 2014 Plan to any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2014 Plan. For purposes of this summary of the 2014 Plan, the term “administrator” will refer to the Board or any committee designated by the Board to administer the 2014 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).

Subject to the terms of the 2014 Plan, the administrator has the sole discretion to select the service providers who will receive awards; to determine the terms and conditions of awards; to approve forms of award agreements for use under the 2014 Plan; to modify or amend each award (subject to the repricing restrictions of the 2014 Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the 2014 Plan and outstanding awards; and to institute and determine the terms and conditions of an exchange program (with the prior consent of our stockholders). The administrator may allow a participant to defer the receipt of payment of cash or delivery of shares that otherwise would be due to such participant. The administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the 2014 Plan. The administrator will issue all awards pursuant to the terms and conditions of the 2014 Plan.

Eligibility

All types of awards may be granted to non-employee directors of the Company and employees and consultants of the Company or any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of March 10, 2014, we had approximately 2,583 employees (including one employee director), seven non-employee directors and no consultants.

Stock Options

Each option granted under the 2014 Plan will be evidenced by a written or electronic agreement between the Company and a participant specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2014 Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. Generally, the fair market value of the common stock is the closing sales price of our stock as reported on the Nasdaq Stock Market or such other national securities exchange or automated inter-dealer quotation system on which the shares are listed.

The 2014 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that options will have a maximum term of no more than seven years, and provided further that an incentive stock option granted to a ten percent stockholder must have a term not exceeding five years.

The administrator will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option following the participant’s cessation of service with the Company. In the absence of such a determination by the administrator, the participant or his or her estate generally will be able to exercise the vested portion of an option for: (i) 3 months following his or her cessation of service for reasons other than death or disability and (ii) 12 months following his or her cessation of service due to death or disability.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the 2014 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the 2014 Plan.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price; by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares, or in some combination thereof. The term of a stock appreciation right will be no more than seven years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the administrator in its sole discretion. Each restricted stock award granted will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 2014 Plan. Restricted stock awards may be subject to vesting conditions as the administrator specifies. Notwithstanding the foregoing, if the administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

Unless otherwise provided by the administrator, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Unless the administrator provides otherwise, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions and forfeitability as the original award. The administrator may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

The administrator may grant restricted stock units, which represent a right to receive cash or shares at a future date as set forth in the participant’s award agreement. Each restricted stock unit granted under the 2014 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2014 Plan.

Restricted stock units will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. Notwithstanding the foregoing, if the administrator desires that the award qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the grant of a restricted stock unit award, the administrator, in its sole discretion, may reduce or waive any restrictions or vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units as of the date set forth in the award agreement. The administrator in its sole discretion may pay earned restricted stock units in cash, shares of our common stock, or a combination of cash and shares.

Performance Units and Performance Shares

Performance units and performance shares may also be granted under the 2014 Plan. Each award of performance units or shares granted under the 2014 Plan will be evidenced by a written or electronic agreement between the Company and the participant specifying the performance period and other terms and conditions of the award, consistent with the requirements of the 2014 Plan. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria the administrator may establish are achieved or the awards otherwise vest.

Earned performance units and performance shares will be paid, in the sole discretion of the administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period) or in a combination thereof. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. Notwithstanding the foregoing, if the administrator desires that the award qualify as performance-based compensation under Section 162(m), any vesting criteria will be based on a specified list of performance goals and certain other requirements, as further discussed below.

After the grant of a performance unit or performance share, the administrator, in its sole discretion, may accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or shares. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. A participant will forfeit any performance shares or units that are unearned or unvested as of the date set forth in the award agreement.

Performance Goals

The granting and/or vesting of awards of restricted stock, restricted stock units, performance shares and performance units, and other incentives under the 2014 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement, including: cash flow (including operating cash flow or free cash flow), revenue (on an absolute basis or adjusted for currency effects), gross margin, operating expenses or operating expenses as a percentage of revenue, earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), earnings per share, stock price, return on equity, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, return on capital, return on assets or net assets, return on investment, economic value added, operating income or net operating income, operating margin, market share, overhead or other expense reduction, credit rating, objective customer indicators, improvements in productivity, attainment of objective operating goals, objective employee metrics, return ratios, objective qualitative milestones, or other objective financial or other metrics relating to the progress of the Company or to a subsidiary, division or department of the Company. Any performance goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB principles or include any items otherwise excludable under GAAP or under IASB principles. The performance goals may differ from participant to participant and from award to award.

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), with respect to any award granted subject to performance goals, and within the first 25% of the performance period and no more than 90 days following the commencement of the performance period (or such other time required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and amounts or methods of computation of the awards which may be earned for the performance period; and (iv) specify the relationship between performance goals and the amounts or methods of computation of such awards, as applicable, to be earned by each participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards

Awards generally are not transferable other than by will or by the laws of descent or distribution.

Dissolution or Liquidation

In the event of the Company’s proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised or remains unvested.

Change in Control

The 2014 Plan provides that, in the event of a “change in control” (as defined in the 2014 Plan), each award will be treated as the administrator determines, including that each award be assumed or substantially equivalent awards substituted by the acquiring or succeeding corporation or its affiliate. The administrator will not be required to treat all outstanding awards the same in the transaction.

If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to our non-employee directors that are assumed or substituted for, if such a director ceases to be a director immediately prior to, on the closing of, or within twelve months following the change in control, then the director will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Termination or Amendment

The 2014 Plan will automatically terminate ten years from the date of its adoption by the Board, unless terminated at an earlier time by the Board. The administrator may amend, alter, suspend or terminate the 2014 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension or termination may impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2014 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue

Code of 1986, as amended. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code of 1986, as amended.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income in the year of exercise and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2014 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company

We generally will be entitled to a tax deduction in connection with an award under the 2014 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code of 1986, as amended. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2014 Plan and its material terms, setting limits on the number of awards that any individual may receive and for awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2014 Plan has been designed to permit (but not require) the plan administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2014 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director or consultant may receive under the 2014 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the existing plans during fiscal year 2013 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; and (iii) the aggregate number of shares of restricted stock or restricted stock units granted under the existing plans during fiscal year 2013 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group.

Name of Individual or Group	Number of Shares Subject to Options Granted	Average Per Share Exercise Price of Option Grants	Number of Shares Subject to Restricted Stock Units Granted	Dollar Value of Shares Subject to Restricted Stock Units Granted
Jerry M. Kennelly, Chief Executive Officer & Chairman of the Board	—	—	574,300	$10,383,344
Ernest E. Maddock, Executive Vice President and Chief Financial Officer	50,000	$15.69	75,000	$1,356,000
Randy S. Gottfried, former Chief Financial Officer and Chief Operating Officer	—	—	172,600	$3,120,608
Eric S. Wolford, former President, Products and Marketing	—	—	230,400	$4,165,632
David M. Peranich, President, Worldwide Field Operations	—	—	219,700	$3,972,176
Brett A. Nissenberg, General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary	—	—	78,800	$1,424,704
All executive officers, as a group	50,000	$15.69	1,627,200	$29,419,776
All directors who are not executive officers, as a group	60,000	$15.15	107,300	$1,939,984
All employees who are not executive officers, as a group	2,020,700	$15.77	6,218,517	$112,430,787

Recommendation of the Board of Directors

The Board recommends that stockholders vote “FOR” approval of Proposal 4 —

Approval of Riverbed Technology, Inc. 2014 Equity Incentive Plan.

EXECUTIVE OFFICERS

The names of the executive officers of Riverbed who are not also directors of Riverbed and certain information about each of them as of March 10, 2014 are set forth below:

Ernest E. Maddock, age 55, has served as our Chief Financial Officer since May 2013 and as Executive Vice President since April 2013. From September 2008 to March 2013, Mr. Maddock served as Executive Vice President and Chief Financial Officer of Lam Research Corporation, a designer and manufacturer of semiconductor processing equipment, and in April 2013, prior to his joining Riverbed, Mr. Maddock served as Executive Vice President of Lam Research Corporation. From October 2003 to September 2008, Mr. Maddock served as Senior Vice President of Global Operations of Lam Research Corporation. Mr. Maddock holds a Bachelor’s degree in business management from the Georgia Institute of Technology and a master of business administration degree in finance from Georgia State University.

David M. Peranich, age 52, has served as our President, Worldwide Field Operations since October 2012. He served as our Executive Vice President of Worldwide Sales from January 2011 until October 2012. He served as our Senior Vice President of Worldwide Sales from July 2006 to January 2011. From June 2004 to November 2005, Mr. Peranich was the Chief Executive Officer and President of Centrata, a provider of IT service delivery management solutions. From May 2001 to June 2004, Mr. Peranich held a number of management positions at Siebel Systems, most recently as Vice President and General Manager of Worldwide Alliances. From November 2000 to February 2001, he served as Vice President of Worldwide Sales at AdFlight Corporation. From January 1997 to October 2000, Mr. Peranich held a number of sales management positions at Remedy Corporation, most recently as Vice President of Americas Sales. Mr. Peranich holds a Bachelor’s degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Systems Management from the University of Southern California.

Brett A. Nissenberg, age 40, has served as our General Counsel since joining us in February 2005, as our Senior Vice President of Corporate and Legal Affairs since January 2011 and as our Secretary since April 2006. He served as our Vice President of Corporate and Legal Affairs from February 2005 to January 2011. From October 1997 to January 2005, Mr. Nissenberg was an attorney with the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he represented investors and public and private technology companies in venture capital and corporate financings, public offerings, mergers and acquisitions and other strategic transactions. Mr. Nissenberg holds a Bachelor’s degree in Political Science from the University of California, Los Angeles, and a J.D. from UCLA School of Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 10, 2014 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and filings made with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 10, 2014 and restricted stock units that will become vested within 60 days of March 10, 2014 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percent beneficially owned is based on 160,572,259 shares of common stock outstanding on March 10, 2014. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105.

	Beneficial Ownership
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Beneficially Owned
5% Stockholders:
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	10,097,903	6.3%
Elliott Associates, L.P. (2) 40 West 57th Street, 30th Floor New York, NY 10019	14,716,446	9.2%
FMR LLC (3) 245 Summer Street Boston, MA 02210	24,581,239	15.3%
Orbis Investment Management, Limited (4) ORBIS House 25 Front Street Hamilton Bermuda, HM11	12,951,420	8.1%
The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, PA 19355	9,153,479	5.7%

	Beneficial Ownership
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent Beneficially Owned
Directors and Named Executive Officers:
Jerry M. Kennelly (6)	4,477,640	2.8%
Michael Boustridge (7)	100,000	*
Mark A. Floyd (8)	85,467	*
Michael R. Kourey (9)	135,645	*
Mark S. Lewis (10)	143,300	*
Christopher J. Schaepe (11)	90,412	*
Kimberly S. Stevenson (12)	15,467	*
Ernest E. Maddock (13)	24,181	*
Randy S. Gottfried (14)	25,000	*
Eric S. Wolford (15)	46,095	*
David M. Peranich (16)	309,161	*
Brett A. Nissenberg (17)	19,722	*
All current directors and executive officers as a group (12 persons) (18)	5,472,090	3.4%

*	Less than 1% of the outstanding shares of common stock.

(1)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2014. BlackRock, Inc. reported sole voting power with respect to 9,528,412 shares of common stock and sole dispositive power with respect to 10,097,903 shares of common stock.

(2)	Information concerning stock ownership was obtained from Amendment No. 3 to the Schedule 13D filed with the SEC on January 14, 2014 by Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors Inc. Elliott Associates, L.P. reported sole voting and dispositive power with respect to 5,150,756 shares of common stock. Elliott International, L.P. and Elliott International Capital Advisors each reported shared voting and dispositive power with respect to 9,565,690 shares of common stock. Elliott Associates, L.P., Elliott International, L.P. and Elliott International Capital Advisors also reported economic exposure to approximately 1.5% of additional shares of common stock.

(3)	Information concerning stock ownership was obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson III. FMR LLC and Mr. Johnson reported sole voting power with respect to 2,512,052 shares of common stock and sole dispositive power with respect to 24,581,239 shares of common stock.

(4)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 14, 2014 by Orbis Investment Management (U.S.), LLC, Orbis Investment Management Limited, and Orbis Asset Management Limited. The foregoing entities reported sole voting and dispositive power with respect to 12,951,420 shares of common stock.

(5)	Information concerning stock ownership was obtained from the Schedule 13G filed with the SEC on February 12, 2014 by the Vanguard Group, Inc. The Vanguard Group, Inc. reported sole voting power with respect to 102,929 shares of common stock, sole dispositive power with respect to 9,061,316 shares of common stock and shared dispositive power with respect to 92,163 shares of common stock.

(6)

Represents 858,476 shares of common stock held by Mr. Kennelly, 2,585,834 shares of common stock held by Kennelly Partners, L.P., and 1,033,330 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 601,688 shares subject to restricted stock units that are not vested within 60 days of March 10, 2014. On May 23, 2002, Mr. Kennelly purchased 10,000,000 shares of common stock in connection with his co-founding of Riverbed. Shares from that purchase continue to comprise a significant portion of Mr. Kennelly’s overall shareholdings.

(7)	Represents 100,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 16,900 shares subject to restricted stock units that are not vested within 60 days of March 10, 2014.

(8)	Represents 19,800 shares of common stock held by Mr. Floyd and 65,667 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 1,167 shares subject to options that are not exercisable, and 16,900 shares subject to restricted stock units that are not vested, within 60 days of March 10, 2014.

(9)	Represents 19,800 shares of common stock held by Mr. Kourey, 5,012 shares of common stock held by Michael R. Kourey and Michele M. Kourey as Co-Trustees of The Kourey Living Trust dated 1/3/97 and 110,833 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 1,167 shares subject to options that are not exercisable, and 16,900 shares subject to restricted stock units that are not vested, within 60 days of March 10, 2014.

(10)	Represents 23,300 shares of common stock held by Mr. Lewis and 120,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 16,900 shares subject to restricted stock units that are not vested within 60 days of March 10, 2014.

(11)	Represents 42,912 shares of common stock held by Mr. Schaepe and 47,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 834 shares subject to options that are not exercisable, and 16,900 shares subject to restricted stock units that are not vested, within 60 days of March 10, 2014.

(12)	Represents 3,800 shares of common stock held by Ms. Stevenson and 11,667 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 18,333 shares subject to options that are not exercisable, and 7,600 shares subject to restricted stock units that are not vested, within 60 days of March 10, 2014.

(13)	Represents 11,681 shares of common stock held by Mr. Maddock, and 12,500 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 37,500 shares subject to options that are not exercisable, and 75,000 shares subject to restricted stock units that are not vested, within 60 days of March 10, 2014.

(14)	Represents 25,000 shares of common stock held by Randy S. Gottfried, Trustee of the Randy S. Gottfried Trust dated January 7, 2005.

(15)	Represents 46,095 shares of common stock held by Mr. Wolford.

(16)	Represents 235,271 shares of common stock held by Mr. Peranich and 73,890 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014. Excludes 222,955 shares subject to restricted stock units that are not vested within 60 days of March 10, 2014.

(17)	Represents 19,722 shares of common stock held by Mr. Nissenberg. Excludes 79,707 shares subject to restricted stock units that are not vested within 60 days of March 10, 2014.

(18)	Includes 1,575,387 shares of common stock issuable upon exercise of options exercisable within 60 days of March 10, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons regarding their fiscal year 2013 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2013, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were members of the Board of Directors, our executive officers or greater than 10% stockholders during fiscal year 2013.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

In 2013, the Compensation Committee of the Board of Directors was comprised of the following non-employee members of the Board of Directors: Messrs. Boustridge, Floyd and Schaepe. Each member was determined to be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee’s primary responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our management is compensated effectively in a manner consistent with our strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs applicable to executive officers.

The Compensation Committee has reviewed and discussed the following section titled “Compensation Discussion and Analysis” with our management. Based on its review and discussions, the committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael Boustridge

Mark A. Floyd

Christopher J. Schaepe, Chairman

Compensation Discussion and Analysis

This section explains our executive compensation program as it relates to the following individuals that were our “named executive officers” in 2013:

Jerry M. Kennelly	Chief Executive Officer
Ernest E. Maddock	Chief Financial Officer
David M. Peranich	President, Worldwide Field Operations
Brett A. Nissenberg	General Counsel and Senior Vice President
Randy S. Gottfried	Former Chief Financial Officer and Chief Operating Officer
Eric S. Wolford	Former President, Products and Marketing

Mr. Gottfried’s last day of employment with us was May 2, 2013.

Mr. Wolford’s last day of employment with us was November 15, 2013.

The tables immediately following this section provide compensation information for the named executive officers.

Executive Summary

We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of the Company. Therefore, the goal for our executive compensation program is to compensate our executives fairly, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our stockholders. Our executive compensation program satisfies this goal by emphasizing long-term performance based equity awards, which strongly align the long-term interests of our executives and our stockholders. This structure has benefited the Company and our stockholders by focusing on sustained growth.

We believe the compensation program for the named executive officers was instrumental in helping us achieve strong financial performance in 2013 despite a mixed economic environment.

Three Year Financial Performance.    Over the past three fiscal years:

•	Our revenues have increased over 43% from fiscal year 2011 to fiscal year 2013, representing annual compounded growth of approximately 20%.

•	Our gross profits have increased over 37% from fiscal year 2011 to fiscal year 2013, representing annual compounded growth of approximately 17%.

2013 Financial Performance.    In 2013:

•	The Company’s revenue grew to $1.0 billion, representing an increase of 24% over 2012.

•	Gross profit grew to $759 million, an increase of $127 million over 2012.

•	Product revenue increased 12% versus 2012, and service and support revenue increased 47% versus 2012.

•	The Company generated $192 million in free cash flow.

•	The Company enjoyed another year of strong earnings and operational excellence.

2013 Business Performance.    Among our business highlights for 2013:

•	Announced a multi-product platform strategy to expand within the estimated $11 billion Application Performance Infrastructure market.

•	Continued to maintain the market leadership position in WAN Optimization.

•	Extended the market-leading Steelhead® solution set with the introduction of RiOS® 8.5. RiOS 8.5 introduces Path Selection, which allows IT organizations to cost-effectively deploy and manage complex hybrid networks, ensuring the right path and service level for each application with no impact to end user experience.

•	Introduced the Steelhead CX 255 Series appliance, bringing our award-winning enterprise-class wide area network (WAN) optimization cost-effectively to every branch office.

•	Received InfoWorld Technology of the Year awards for both Riverbed Granite® and Steelhead WAN optimization solutions. Granite received this recognition for the second consecutive year, and Steelhead has received this recognition eight consecutive times.

•	Achieved the integration of the Riverbed Cascade® and OPNET product families, introducing a single appliance combining application-aware network performance management and application performance management. The integrated solution provides end-to-end performance management, giving customers a single solution to maximize performance, availability and productivity of critical applications.

•	Introduced a single integrated WAN Optimization and Performance Management solution that brings together the Riverbed Steelhead WAN Optimization product family and the Riverbed Cascade network performance management product family to deliver application acceleration anywhere while enhancing end-user experience and visibility.

•	Announced general availability of Riverbed Granite 2.6, with new features that support more branches, bigger data sets and additional enterprise-class storage solutions. Riverbed Granite extends the virtual edge of the data center to the branch office, allowing IT to consolidate and manage all edge servers in the data center.

•	Introduced new application delivery as a service with the Riverbed Stingray® Services Controller, making possible an “ADC per application” deployment model that directly addresses the evolving application and data center architectures, workflows and operations models that call for a next-generation application delivery controller (ADC) architecture.

•	Released Riverbed Stingray Traffic Manager 9.5, a full-performance software and virtual Layer 7 ADC that enables enterprises and cloud operators to create, manage and deliver key services more quickly, more flexibly, and at a lower cost.

•	Announced important improvements to our partner program intended to better enable partners to capitalize on new market prospects and accelerate their growth.

•	Received certification under the J.D. Power and Associates Certified Technology Service & Support (CTSS) program and the Technology Service Industry Association’s (TSIA) Excellence in Service Operations for the third consecutive year.

•	Recognized as one of the top 20 Best Places to Work in the Glassdoor Employees’ Choice Awards for the second consecutive year. Riverbed was also ranked among the top 10 best places to work in the technology industry.

2013 Executive Compensation.    Among our highlights for 2013 executive officer compensation:

•	Base salaries generally increased on a larger percentage basis versus 2012, primarily driven by promotions and increasing job responsibilities for three of our executive officers as well as by alignment in relation to peer companies.

•	Target performance-based cash bonuses generally increased on a smaller percentage basis versus 2012, primarily driven by alignment in relation to peer companies.

•	As compared to 2012, target value of long-term equity awards under the 2013 Long-Term Incentive Plan declined for Mr. Kennelly, and remained the same for Mr. Gottfried. Overall, target values of long-term equity awards under the 2013 Long-Term Incentive Plan increased as compared to the target values from 2012 for only three of our executive officers.

•	100% of the equity grants received by our executive officers were tied to performance-based RSUs and therefore at risk of complete forfeiture in the event we failed to achieve defined criteria set forth in our 2013 Long-Term Incentive Plan.

•	In anticipation of the significant efforts expected to be required to successfully integrate the operations of OPNET in 2013, and in order to highlight the importance of achieving expense synergies in a relatively quick timeframe, our executive officers received a supplemental at-risk equity award tied to a full year non-GAAP EPS target for the Company, with subsequent vesting of any earned shares not occurring until one year after achievement of the goal, for a total of two years (the “OPNET equity awards”). The OPNET equity awards are viewed by the Compensation Committee as unique and non-recurring, and were intended to motivate towards achievement of a key short-term Company goal.

•	Our executive officers earned 82% of the Long-Term Incentive Plan equity awards tied to revenue targets and 100% of the Long-Term Incentive Plan equity awards tied to non-GAAP earnings per share. In addition, our executive officers earned 88% of the OPNET equity awards.

•	Our Board of Directors adopted stock ownership guidelines and a financial restatement clawback policy, each effective with respect to our executive officers and each as further described below.

Messrs. Gottfried, Peranich and Wolford each received promotions in the fourth quarter of 2012 in recognition of their significant individual contributions, increasing job responsibilities, and opportunity to further beneficially expand their roles with us. Mr. Nissenberg was made one of our executive officers by the Board of Directors in the fourth quarter of 2012 in light of the increasing scale of the prevailing legal and regulatory environment and Mr. Nissenberg’s key role in determining our legal and corporate governance policy. Each of these changes was taken into account by the Compensation Committee in evaluating and determining executive officer compensation for 2013.

Overall for 2013, the total amount of at-risk compensation reported for the named executive officers, either in the form of performance-based equity awards or variable cash incentives, in proportion to the total compensation reported for the named executive officers in the Summary Compensation Table below is approximately 94% for our Chief Executive Officer and approximately 89% for all of our other named executive officers combined.

The above information regarding 2013 executive compensation excludes Mr. Maddock, who joined us in April 2013 and began his tenure as Chief Financial Officer in May 2013. Mr. Maddock, as part of his initial equity award arrangement, was granted an option to purchase 50,000 shares of our common stock at a per share exercise price equal to the fair market value of a share of common stock on the grant date. The option vests and becomes exercisable over four years. Mr. Maddock was also granted a restricted stock unit award for 75,000 shares of our common stock that vests over two years. Mr. Maddock’s compensation package was determined in arm’s length negotiations and was approved by our Compensation Committee. Beginning in 2014, Mr. Maddock’s compensation will be determined similar to our other executive officers, including equity awards that are performance-based only and therefore subject to complete forfeiture or substantial reduction in the event the applicable performance goals are not achieved.

Compensation Philosophy and Objectives

Our executive compensation programs are designed to promote long-term success and are regularly reviewed to ensure that they are optimally structured to retain our highly experienced executive management team, encourage achievement of corporate objectives, and align our executives’ interests in maximizing long-term stockholder value. In particular, our Long-Term Incentive Plan, which comprises the majority of each officer’s total compensation opportunity, requires three years of service from an executive before any performance-based shares earned under that plan may be sold.

Our executive compensation programs are also regularly reviewed to ensure that they achieve the best possible balance between providing strong retention and performance incentives to our executive officers, while accommodating a meaningful and continuing effort to minimize both our share burn rate and the dilutive effects of our equity awards on our stockholders. As part of this review, the Compensation Committee reviews our gross and net share burn rates compared to our peer group and the broader industry, as summarized by Radford.

The specific goals of our 2013 executive compensation program were revenue growth, consistency of revenue growth and earnings per share. We believe that growth and revenue-oriented targets continue to be more appropriate to overweight versus targets focused on other criteria. In particular, because we have been able to consistently achieve high gross margins, revenue growth translates to additional earnings at a high rate. As a result, additional revenue is the strongest lever for increasing profitability.

Our goal is to provide overall compensation (assuming that targeted levels of performance are achieved) that is above the median compensation at a peer group of technology companies selected for similarities in business model and other criteria, including whether we may compete with that company for executives generally. In general, the annual pay targets for our executive officers are positioned in relation to peer companies to be above the 50th percentile in base salary, and at the 75th percentile for both target total cash compensation (base salary plus short-term cash incentives) and target total direct compensation (including long-term equity incentives). An individual executive may be either above or below the targeted compensation positioning based on a variety of factors, including job performance and experience. For 2013, excluding the OPNET equity awards, the target total direct compensation for our continuing executive officers, Messrs. Kennelly, Maddock, Peranich and Nissenberg, fell between the 50th and 75th percentile in relation to peer companies.

The Compensation Committee recognizes that we are outside the norm as measured against our peer companies in our exclusive use of performance-based equity awards for our executive officers. Based on peer data reviewed by the Compensation Committee during 2013, approximately 40% of our peer companies grant equity to executive officers as a mix of time-based and performance-based RSUs, and approximately 33% of our peer companies grant executive officers a mix of stock options, time-based RSUs and performance-based RSUs. Performance-based RSUs make up, on average, only approximately 35% of the total annual equity granted to executive officers by our peer companies.

Riverbed, however, exclusively provides long-term incentive opportunities to our executive officers via at-risk performance-based awards, except in circumstances where it may be necessary to entice a new executive officer to join us as was the case with Mr. Maddock in 2013. Given that a meaningfully larger portion of the total compensation opportunity for our executive officers is comprised of at-risk awards tied to performance, the Compensation Committee believes that it is reasonable to target total direct compensation for our executive officers in the 75th percentile range in relation to peer companies.

The targeted compensation positioning as it relates to both short-term cash incentives and long-term equity incentives is met only if specific performance goals are achieved. These performance goals have historically been set aggressively. For example, despite strong 15% year over year revenue growth in 2012, none of the 2012 equity awards relating to revenue achievement were earned by our executive officers. In 2013, despite 24% year over year revenue growth, only 82% of the 2013 equity awards relating to revenue achievement were earned by our executive officers.

The chart below illustrates the alignment between our year over year revenue growth for the past three fiscal years and the total earned compensation paid to our Chief Executive Officer during the corresponding fiscal year.

*Total earned compensation is defined to include base salary, actual earned cash-based incentives, the equity awards under the Long-Term Incentive Plan that became eligible to vest based on performance (as measured based on the grant date value of such awards), and all other compensation paid during the fiscal year. For 2013, the earned OPNET equity awards are excluded from this calculation.

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ long-term interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and designed to enhance stockholder value.

Compensation Governance Practices

The Compensation Committee believes that a demonstrated commitment to best practices in compensation governance is itself a critical component of our approach to executive compensation. The following practices are some examples of this commitment:

•	Pay-for-performance: A substantial portion of our executive officers’ compensation opportunity is tied to the achievement of specified corporate objectives; in 2013, for example, 100% of the equity awards made to our executive officers (other than Mr. Maddock, who received only initial hire grants) were performance-based and at-risk. Failure to achieve these objectives results in significantly lower compensation, and in some instances outright forfeiture of equity grants. Even after any performance-based equity grants are earned under our Long-Term Incentive Plan, an additional two years of service is required before vesting, reinforcing the long-term focus of our executive compensation programs;

•	Mix of short-term and long-term compensation: Short-term compensation for our executive officers is comprised of base salaries and target cash bonuses under our Management Bonus Plan. Cash incentives represent a relatively small percentage of the total compensation opportunity given our emphasis on long-term stockholder value creation;

•	Independent compensation consultant: The Compensation Committee directly retains the services of Radford, an independent compensation consultant, to advise it in determining reasonable and market-based compensation policies;

•	Prohibition on hedging: Our executive officers, together with all other employees, are prohibited from engaging in hedging or similar transactions with respect to our securities;

•	No tax gross-ups on a change in control: Our executive officers are not provided with any excise tax gross-ups on change-in-control payments;

•	Stock ownership guidelines: Our executive officers are subject to stock ownership guidelines requiring them to hold a number of shares of our common stock with a value equal to at least their annual base salary (three times annual base salary in the case of our Chief Executive Officer) and to maintain this minimum amount of stock ownership throughout their employment.

•	Clawback policy regarding financial restatements: Our executive officers are subject to a policy providing that the Board of Directors may, in certain circumstances, seek reimbursement of any portion of performance-based or incentive compensation paid to an executive officer where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement.

•	No single-trigger change of control acceleration: All change of control arrangements with our executive officers provide for acceleration only in the event that we are both subject to a change in control and the executive officer’s employment terminates thereafter for specified reasons; and

•	Strong compensation risk management: The Compensation Committee reviews and analyzes the risk profile of our compensation programs and practices at least annually.

Compensation of the Chief Executive Officer

Overview

The Compensation Committee recognizes that special scrutiny is applied to the compensation of the Chief Executive Officer, as the most highly compensated of the named executive officers. The Compensation Committee believes that the total compensation opportunity for Mr. Kennelly, our Chief Executive Officer, in 2013 was both appropriate and fair.

Mr. Kennelly, a co-founder of Riverbed, has overseen the creation of significant long-term stockholder value since our public offering in September 2006, and has played a critical role in guiding our growth and operational accomplishments in spite of a challenging economic environment. Mr. Kennelly is also tasked with sustaining and building upon our technology and market leadership positions while continuing to deliver superior returns to our stockholders.

Mr. Kennelly’s performance in 2013 contributed to a year of significant accomplishments for us. See “2013 Financial Performance” and “2013 Business Performance” in the Executive Summary section above. As discussed below, however, the total compensation realized by Mr. Kennelly in 2013 was lower than his total compensation opportunity, owing in particular to the application of the revenue target provisions in the 2013 Long-Term Incentive Plan.

* Total target compensation is defined to include the sum of the base salary, target cash-based incentives, and target equity awards under the Long-Term Incentive Plan that could become eligible to vest based on performance (as measured based on the grant date value of such awards). The target OPNET equity awards are excluded from this calculation.

**Total realizable compensation is defined to include base salary, actual earned cash-based incentives, and the equity awards under the Long-Term Incentive Plan that became eligible to vest based on performance (as measured based on the value of such awards as of December 31, 2013). The earned OPNET equity awards are excluded from this calculation.

Performance-based Compensation

Given the Compensation Committee’s belief that long-term stockholder value creation should receive greater emphasis in compensation considerations than short-term operating results, the Compensation Committee approved 2013 compensation for Mr. Kennelly, as well as the other executive officers, that is significantly weighted towards performance-based equity tied to the achievement of corporate objectives versus short-term cash compensation.

All equity awards are tied to performance.    In 2013, Mr. Kennelly and the other executive officers (other than Mr. Maddock, who received only initial hire grants in 2013) received equity grants under the Long-Term Incentive Plan. 100% of those equity grants were tied to performance-based RSUs and were at risk of complete forfeiture in the event we failed to achieve defined criteria set forth in the Long-Term Incentive Plan. The Compensation Committee did not grant any equity awards to the executive officers featuring time-based vesting only (other than Mr. Maddock’s initial hire grants).

In 2013, Mr. Kennelly and the other executive officers (other than Mr. Maddock, who received only initial hire grants in 2013) also received one-time equity grants in anticipation of the significant efforts that would be required to successfully integrate the operations of OPNET in 2013, and in order to highlight the importance of achieving expense synergies in a relatively quick timeframe. Earning shares under these performance awards was tied to the achievement of a more aggressive full year non-GAAP EPS target for us than the non-GAAP EPS target set forth in the Long-Term Incentive Plan, with subsequent vesting of any earned shares not occurring until one year after achievement of the goal, for a total of two years. These awards are viewed by the Compensation Committee as special under the circumstances.

Overall ratio of performance-based compensation to total compensation.    Mr. Kennelly’s 2013 performance-based equity awards (calculated at 100% on-target payout), including under the Long-Term Incentive Plan, represented 88.2% of Mr. Kennelly’s total 2013 compensation opportunity. In addition, 94.1% of Mr. Kennelly’s total 2013 compensation opportunity was tied to at-risk performance-based equity awards and variable cash incentives.

Long-term value creation and focus.    Even after earning any performance-based shares under the Long-Term Incentive Plan, an additional two years of service to us is required before any of those earned shares may be sold. This 3-year overall vesting period ensures that the focus of Mr. Kennelly and the other executive officers remains on the creation of long-term value for our stockholders.

2013 Performance Goals.    The Compensation Committee believes that the performance goals set forth in the 2013 Long-Term Incentive Plan were rigorous and not easily achieved. Two-thirds of the equity awards under the 2013 Long-Term Incentive Plan were eligible to be earned based on achievement of quarterly revenue targets, and one-third of the equity awards were eligible to be earned based on our 2013 non-GAAP earnings per share. In addition, the equity awards tied to revenue were further subject to performance modifiers, including those relating to revenue growth of our Riverbed Performance Management business, which includes the former OPNET business. Our 2013 performance resulted in a strong year-over-year revenue increase of 24% and non-GAAP net income of $1.01 per diluted share. However, our Riverbed Performance Management business, which includes the former OPNET business, did not achieve the revenue growth target set forth in the Long-Term Incentive Plan. As a result of this performance, Mr. Kennelly and the other executive officers earned 82% of the Long-Term Incentive Plan equity awards tied to revenue targets and 100% of the Long-Term Incentive Plan equity awards tied to non-GAAP earnings per share. In addition, Mr. Kennelly and the other executive officers earned 88% of the OPNET equity awards.

Executive Compensation Decision-Making Process

Discretion and Judgment of the Compensation Committee.    The Compensation Committee determines all compensation for the named executive officers. The Compensation Committee relies upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

Each year, the Compensation Committee reviews historical and prospective breakdowns of the total compensation components for each executive officer. The Compensation Committee’s decisions on compensation for our executive officers are based upon its assessment of a number of factors such as:

•	The executive officer’s performance, experience and qualifications;

•	Competitive pay practices, including compensation practices at peer companies, and prevailing market conditions;

•	The executive officer’s potential to enhance long-term stockholder value;

•	The executive officer’s performance compared to strategic goals established for the Company at the beginning of the year;

•	The nature and scope of the executive officer’s responsibilities; and

•	The executive officer’s effectiveness in leading our initiatives to achieve corporate goals.

Determining Compensation for the Chief Executive Officer and Other Named Executive Officers.    The performance of our executive officers is reviewed once per year. Prior to 2013, base salaries and performance-based cash incentive compensation for our executive officers had typically been evaluated and any changes implemented on or around May 1 each year. However, in light of a substantial portion of executive officer compensation being tied to the achievement of annual and quarterly corporate objectives, the Compensation Committee determined, beginning with 2013, to review base salaries and performance-based cash incentive compensation for our executive officers prior to year-end, with any changes implemented on January 1 of the following year. The alignment of base salary and performance-based cash incentive compensation reviews with reviews of long-term equity awards was also intended to more readily facilitate year-to-year comparisons of overall executive compensation decisions.

Long-term equity awards for our executive officers, in the form of RSUs under our Long-Term Incentive Plan, are typically reviewed and determined either in December for the following calendar year, or in January for that calendar year.

Mr. Kennelly, as the manager of the members of the executive team, assesses the other named executive officers’ individual contributions to their respective departmental goals as well as achievement of their individual goals and makes a recommendation to the Compensation Committee with respect to any merit increase in base salary and target cash bonus for each member of the executive team, other than himself. In addition, Mr. Kennelly makes a recommendation to the Compensation Committee with respect to annual RSU grants under our Long-Term Incentive Plan for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar independent evaluation of Mr. Kennelly’s contributions to corporate goals and achievement of individual goals. Mr. Kennelly does not participate in the Compensation Committee’s deliberations or decisions with respect to his compensation.

The Role of the Compensation Consultant.    The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In 2013, the Compensation Committee retained Radford, an independent compensation consultant, to advise the Compensation Committee on matters related to executive officer compensation. The Compensation Committee consulted Radford in connection with reviewing our executive compensation programs to ensure that these programs are optimally structured to retain our highly experienced executive management team, to keep management focused on attaining growth objectives even during an expected period of global economic volatility, and to motivate management to maximize long-term stockholder value. In addition, the Compensation Committee consulted with Radford in connection with its implementation of the Long-Term Incentive Plan. The fees for Radford were paid by the Company.

Compensation Committee Advisor Independence.    The Compensation Committee has considered the independence of Radford pursuant to Nasdaq and SEC rules, and has found no conflict of interest in Radford continuing to provide advice to the Compensation Committee. The Compensation Committee is also regularly advised by our primary outside legal counsel, Wilson Sonsini Goodrich & Rosati. The Compensation Committee has considered the independence of Wilson Sonsini Goodrich & Rosati pursuant to Nasdaq and SEC rules, and has found no conflict of interest in Wilson Sonsini Goodrich & Rosati continuing to provide advice to the Compensation Committee. The Compensation Committee intends to reassess the independence of its advisors at least annually.

The Role of Peer Companies and Benchmarking.    The Compensation Committee reviews compensation practices at peer companies in order to better inform the Compensation Committee’s decision-making process regarding the determination of appropriate and reasonably competitive compensation amounts. The Compensation Committee reviews the peer group at least annually to take into account any changes in the Company, the peer group companies, our industry and other factors.

In 2013, the Compensation Committee, with the assistance of Radford, selected a peer group of companies to evaluate executive officer compensation. Our peer group consisted of technology companies with which we may compete for talent or have similarities to the Company in business models, and that generally possessed revenue, revenue growth rate, market capitalization and profitability characteristics that were comparable to ours.

The peer group was further refined to directly take into account the compensation practices at other technology companies using the following criteria:

•	Hardware and software companies with a similar business profile to Riverbed and with similar revenue growth rates to Riverbed;

•	Companies with revenues between $500 million and $2.5 billion, or approximately 50% to 250% of our expected near-term revenues;

•	Companies with market capitalizations greater than $1 billion, or approximately 30% of our current market capitalization; and

•	Companies with expected revenue growth greater than 10% and with operating income generally greater than 10% of revenue.

Our 2013 peer group was as follows:

Akamai Technologies, Inc.	Nuance Communications, Inc.
Aruba Networks, Inc.	Polycom, Inc.
Autodesk, Inc.	Rackspace Hosting, Inc.
Citrix Systems, Inc.	Red Hat, Inc.
F5 Networks, Inc.	Rovi Corporation
Fortinet, Inc.	TIBCO Software Inc.
Informatica Corporation	Verisign, Inc.
NETGEAR, Inc.

In connection with the peer company review, Radford also presented, and the Compensation Committee evaluated, compensation data published in the Radford High Technology Executive Survey.

The Role of Stockholder Say-on-Pay Votes.    We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers for the 2013 fiscal year. See “Proposal 3” in this Proxy Statement. Although the vote is non-binding, the Compensation Committee will consider the outcome of this vote, and any future stockholder vote regarding executive compensation, when making future compensation decisions for our named executive officers.

On May 22, 2013, we held a “say-on-pay” advisory vote to approve the compensation of our named executive officers for 2012. Our stockholders approved the compensation of our named executive officers, with approximately 92% of stockholder votes cast in favor of our compensation for our named executive officers. Given this result, and following consideration of it, the Compensation Committee decided to retain our overall pay-for-performance approach to executive compensation. In determining how often to hold a stockholder advisory vote to approve the compensation of our named executive officers, the Board of Directors took into account our stockholders’ preference (approximately 67% of stockholder votes cast at our 2011 Annual Meeting of Stockholders) for an annual vote. Specifically, the Board of Directors determined that we will hold an annual advisory stockholder vote to approve the compensation of our named executive officers until considering the results of our next “say-on-pay” frequency vote, anticipated to be held at our 2017 annual meeting.

Principal Elements of the Executive Compensation Program and 2013 Compensation

Overview.     The Company’s executive compensation program consists of the following three components:

•	Base salaries;

•	Performance-based cash bonuses under the Management Bonus Plan; and

•	Long-term equity awards in the form of RSUs under the Long-Term Incentive Plan. In 2013, the RSUs under the Long-Term Incentive Plan were 100% performance-based.

In addition to the standard components of the Company’s executive compensation program, in 2013 our executive officers received one-time equity grants, the OPNET equity awards.

The Compensation Committee’s determination with regard to one component of compensation may not directly affect its determinations with regard to the other components since each component is designed to achieve different goals. The Compensation Committee considers each executive officer’s total compensation mix as a whole.

Calculation of 2013 Targets.    The quarterly revenue targets under the Management Bonus Plan and under the 2013 LTIP were non-GAAP. Non-GAAP revenue was calculated using GAAP revenue and adding back the revenue that was reduced by the acquisition related fair value accounting for deferred support contracts. Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. The non-GAAP adjustment is intended to reflect the full amount of support and service revenue that would have otherwise been recorded by the acquired entity.

The full-year EPS targets under the 2013 LTIP and under the OPNET equity award were non-GAAP. Non-GAAP EPS was calculated based on the adjustments set forth in the tables titled “GAAP to Non-GAAP Reconciliations” included in our quarterly releases of financial results for 2013.

Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and forecast future periods. Board-approved internal business plans are based on these non-GAAP measures.

OPNET Equity Award.    In December 2012, we completed the acquisition of OPNET Technologies, Inc., making us a leader in the converging application and network performance management segments. In anticipation of the significant efforts that would be required to successfully integrate the operations of OPNET in 2013, and to highlight the importance of achieving expense synergies in a relatively quick timeframe, the Compensation Committee determined to award to the executive officers (other than Mr. Maddock, who joined the Company in April 2013 and therefore received only initial hire grants in 2013) one-time performance-based RSU awards, the OPNET equity awards.

These OPNET equity awards were tied to the achievement of a more aggressive full year non-GAAP EPS target for the Company than the non-GAAP EPS target set forth in the Long-Term Incentive Plan, with subsequent vesting of any earned shares not occurring until one year after achievement of the goal, for a total of two years. Failure to achieve the non-GAAP EPS target would result in forfeiture of a portion of the award determined by reference to the actual non-GAAP EPS achieved by us in 2013. These awards are viewed by the Compensation Committee as special under the circumstances.

The 2013 non-GAAP EPS target for the OPNET equity awards was $1.13, which was 13% higher than the non-GAAP EPS target set forth in the 2013 LTIP. The number of shares eligible to be earned by the named executive officers would increase by 1% for each $0.01 of non-GAAP EPS achieved by us above $1.13, up to a maximum of 110%; conversely, if the total 2013 non-GAAP EPS achieved by the Company was less than $1.13, then the number of shares would decrease by 1% for each $0.01 of non-GAAP EPS below $1.13.

The target amounts of RSUs for the OPNET equity awards granted to our named executive officers were as follows:

Name	OPNET equity award
Jerry M. Kennelly	200,000
Randy S. Gottfried	55,000
Eric S. Wolford	70,000
David M. Peranich	70,000
Brett A. Nissenberg	20,000

Based on our achievement of 2013 non-GAAP net income of $1.01 per diluted share, each named executive officer received 88% of the respective target amount.

Messrs. Gottfried and Wolford forfeited these awards when their employment with us terminated in May 2013 and November 2013, respectively.

Base Salaries

Overview.    The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation based on compensation surveys and reviewing salaries paid by the peer group of companies for similar positions.

2013 Base Salaries.    In December 2012, the Compensation Committee reviewed the base salaries of our named executive officers. After considering the recommendations of Radford and our Chief Executive Officer (with regard to the salaries of named executive officers other than himself), and after considering both the Company and individual performance as well as market data regarding base salaries for comparable positions at the peer group of companies, the Compensation Committee approved the following base salaries, effective as of January 1, 2013 (other than with respect to Mr. Maddock, whose base salary was effective when he joined us in April 2013):

Name	2013 Base Salary
Jerry M. Kennelly	$750,000
Ernest E. Maddock	450,000
Randy S. Gottfried	475,000
Eric S. Wolford	600,000
David M. Peranich	550,000
Brett A. Nissenberg	350,000

Performance-based Cash Bonuses

Overview.    Cash incentives for our executive officers, which are paid under our Management Bonus Plan, are designed to reward performance that furthers our key corporate goals. A target cash incentive amount is set for each executive officer after considering targets for comparable positions at the peer group of companies. These amounts are at risk. To the extent these amounts are earned, they are paid quarterly, based on our performance against the predetermined goals. As detailed below, in the event the Company fails to achieve at least 85% of a quarterly revenue target, no bonus will be paid for that quarter. The Compensation Committee did not make any adjustments to the incentive award amounts for the executive officers in 2013 resulting from the application of the Management Bonus Plan.

Cash incentives represent a relatively small percentage of our executive officers’ total compensation opportunity because our executive compensation program emphasizes long-term stockholder value creation over short-term operating results.

2013 Performance-based Cash Bonuses.    In December 2012, the Compensation Committee reviewed the quarterly target bonus amounts of our named executive officers. After considering the recommendations of Radford and our Chief Executive Officer (with regard to the target bonus amounts of named executive officers other than himself), and after considering both Company and individual performance as well as market data regarding cash bonuses for comparable positions at the peer group of companies, the Compensation Committee approved the following quarterly target bonus amounts, effective beginning with our first fiscal quarter in 2013 (other than with respect to Mr. Maddock whose 2013 quarterly target bonus amount was effective beginning with our second fiscal quarter in 2013 after he joined us in April 2013):

Name	2013 Quarterly Target Bonus
Jerry M. Kennelly	$212,500
Ernest E. Maddock	100,000
Randy S. Gottfried	93,750
Eric S. Wolford	100,000
David M. Peranich	112,500
Brett A. Nissenberg	50,000

Performance Criteria and Determination of 2013 Targets.    Under the Management Bonus Plan, the performance metrics against which our executive officers were measured in 2013 were achievement of quarterly revenue targets and consistency of achievement of quarterly revenue targets. The revenue targets were based on the revenue objectives set forth in our Board-approved internal business plan. The quarterly incentive awards earned by our executive officers were determined on the basis of our achievement of these objectives.

These performance metrics were selected because the Compensation Committee believes that growth and revenue-oriented targets continue to be a key measure of superior operational performance at this stage in our development. In addition, because we have been able to consistently achieve high gross margins, revenue growth translates to additional earnings at a high rate. As a result, additional revenue is the strongest lever for increasing profitability.

Payout Structure.    Our Management Bonus Plan operated as follows for our named executive officers during 2013:

Revenue Achievement.    At achievement of 97% to 100% of a particular quarterly revenue target, our executive officers’ potential quarterly target bonus amount would receive a bonus “multiplier” of 1. For each percent of quarterly revenue achievement that exceeded 100% of the target, the bonus multiplier would increase by 7.5%. For each percent of quarterly revenue achievement below 97% of the target, the bonus multiplier would decrease by 4%.

These awards have a floor set at 85% of achievement of a particular quarterly revenue target, at which point our executive officers would receive 52% of their quarterly target bonus amount. At less than 85% of achievement of a particular quarterly revenue target, our named executive officers would not receive a quarterly bonus. These awards also have a cap, pursuant to which the bonus multiplier under the revenue achievement factor cannot exceed 2. As a result, in combination with the consistency award factor detailed below, an executive officer’s quarterly bonus cannot exceed 225%.

Consistency of Revenue Achievement.    If the performance for a quarter was at or above 97% of the quarterly revenue target and the preceding quarter(s) were also at or above 97% of the quarterly revenue target(s), then a consistency award factor would be administered as follows:

Sequential Quarters at or above Target Quarterly Revenue	Consistency Award Factor added to Bonus Multiplier
1 Sequential Quarter (2nd Quarter at or above target)	10%

2 Sequential Quarters (3rd Quarter at or above target)	15%

3 Sequential Quarters (4th Quarter at or above target)	20%

4 or more Sequential Quarters (5th Quarter or more at or above target)	25%

The consistency award factor would be added to the quarterly bonus multiplier so that, for example, if the Company achieved 102% of the quarterly revenue target and this was the third consecutive quarter at or above 97% of the target, then the bonus multiplier would be 130% (100% for achievement of the quarterly revenue target; plus 15% for the 2% overachievement; plus an additional 15% for it being the third consecutive quarter at or above 97% of the target). If a quarter does not meet at least 97% of the quarterly revenue target, then no consistency award factor is added.

2013 Targets and Results.    Set forth below are the quarterly revenue targets under our Management Bonus Plan for 2013 (revenue targets non-GAAP), as well as the bonus multipliers and consistency factors used to determine quarterly performance-based cash bonuses in 2013 resulting from each quarter’s achievement against the revenue target:

	Revenue Target	Bonus Multiplier	Consistency Factor
Q1:	$267,000,000	90.3%	0%

Q2:	$267,000,000	93.7%	0%

Q3:	$270,000,000	100.0%	0%

Q4:	$275,000,000	126.8%	10%

The amounts paid to our executive officers under our Management Bonus Plan based on our 2013 operating results are described below in the Summary Compensation Table under the column “Non-equity Incentive Plan Compensation.”

Long-Term Equity Awards

Overview.    The Compensation Committee believes that long-term equity awards, primarily in the form of at-risk, performance-based RSUs, are the best way to align our executive officers’ long-term interests with those of our stockholders. We believe the use of performance-based RSUs ensures that our executive officers are properly focused on the attainment of key corporate goals. Consequently, our executive compensation program is weighted substantially toward the use of performance-based long-term equity awards.

RSUs.    Because RSUs retain value even in difficult economic environments, the Compensation Committee believes that the use of RSUs helps to ensure the continued retention of our executive officers over a long period of time. In addition, because the grant date fair value of RSUs is generally higher than an equivalent stock option grant, the Compensation Committee believes that it is appropriate to grant fewer RSUs than it would grant stock options. As a result, the use of RSUs causes less dilution to our stockholders than stock option grants that are generally for larger numbers of shares.

Long-Term Incentive Plan.    As part of the Compensation Committee’s focus on retaining and motivating our executive officers to achieve our key performance objectives and maximize long-term stockholder value, in 2009 the Compensation Committee, after extensive consultation with Radford, adopted the Riverbed Technology, Inc. Long-Term Incentive Plan (“LTIP”), which provides participants with the potential to earn long-term incentive compensation based on our performance. Each of our named executive officers is a participant under the LTIP.

Even After Performance-Based Shares are Earned, Vesting Does Not Occur for Two Additional Years. The Compensation Committee believes that, even after strong Company performance has resulted in the earning of performance-based RSUs by our executive officers, a long-term view of performance requires that the executive officer continue to contribute to the creation of long-term stockholder value before any performance-based RSUs can vest and be sold. This also contributes to a strong alignment of interests in the Company’s long-term success between our executive officers and our stockholders, and ensures that the RSU grants demonstrate a significant retention incentive.

2013 Equity Awards.    In 2013, 100% of the grants made under the LTIP were tied to our performance and were subject to complete forfeiture based on our performance against the performance metrics determined by the Compensation Committee. Each executive officer received two performance-based RSU grants under the LTIP. Two-thirds of the total RSUs granted were eligible to be earned based on achievement of quarterly revenue targets (“Revenue Target Award”), and one-third of the total RSUs granted were eligible to be earned based on our 2013 non-GAAP earnings per share (“EPS Target Award”). In addition, the equity awards tied to revenue were further subject to performance modifiers, including those relating to revenue growth of our Riverbed Performance Management business, which includes the former OPNET business.

For the 2013 LTIP awards, the Compensation Committee designated our 2013 quarterly revenue targets as the primary performance metric because the Compensation Committee believes that, at this stage in our development, revenue growth continues to be a key measure of superior operational performance. The Compensation Committee also designated non-GAAP earnings per share as a performance metric in order to ensure that revenue growth was not favored at the expense of achieving profitability goals.

The Revenue Target Awards were eligible to be earned in an amount ranging from 0% to 150% of the target amount based on achievement of quarterly revenue targets. The Revenue Target Awards were therefore subject to complete forfeiture in the event that we were unable to achieve at least a minimum level of performance against predetermined quarterly revenue targets.

Even after determining any amounts earned based on achievement of quarterly revenue targets, the Revenue Target Awards were further subject to either increase or decrease based on achievement against two performance modifiers described below, with the requirement that in no event would the total amount of earned Revenue Shares exceed 150% of the target amount.

The EPS Target Awards were eligible to be earned either at the 100% level or not at all, based on our 2013 non-GAAP earnings per share results. The EPS Target Awards were therefore subject to complete forfeiture in the event that we were unable to meet a predetermined non-GAAP earnings per share target.

Subject to continuing service requirements, any shares earned under the 2013 LTIP will vest in full on December 31, 2015.

The following performance-based Revenue Target Awards and EPS Target Awards were granted to our named executive officers under the 2013 LTIP (with the listed Revenue Target Award amounts equivalent to the amounts that would have been earned at 100% of the target amount):

Name	Revenue Target Award RSUs	EPS Target Award RSUs
Jerry M. Kennelly	249,500	124,800
Randy S. Gottfried	78,400	39,200
Eric S. Wolford	106,900	53,500
David M. Peranich	99,800	49,900
Brett A. Nissenberg	39,200	19,600

Messrs. Gottfried and Wolford forfeited these awards when they terminated their employment with us in May 2013 and November 2013, respectively.

2013 Targets.

Under the 2013 LTIP, the initial determination of earned Revenue Target Awards was made based on the following payout matrix:

Tier	1	2	3	4	5	6
2013 Non GAAP Quarterly Revenue vs. Target	<85%	85.0%	95.0%	100.0%	110.0%	≥117%
Percent Payout	0.0%	70.0%	90.0%	100.0%	130.0%	150.0%

One-quarter of the total Revenue Target Award RSUs was eligible to be earned each quarter, with any earned amount determined by reference to the above matrix. At the end of 2013, after aggregating any earned quarterly shares, the total number of earned shares was further subject to the following performance modifiers: (1) if our total 2013 revenue equaled or exceeded $1.158 billion, then the earned shares would be increased by 20%; and (2) if our total 2013 revenue for our Performance Management business, including the former OPNET business, grew less than 10% relative to the 2012 revenue achieved by those component businesses, then the earned shares would be decreased by 15%.

Under the 2013 LTIP, the non-GAAP earnings per share amount required to be achieved for an on-target payout on the EPS Target Awards was $1.00. Non-GAAP earnings per share achievement of less than $1.00 would have resulted in a zero payout on, and complete forfeiture of, the EPS Target Awards.

Determination of 2013 Targets.    The 2013 LTIP quarterly revenue targets were based on objectives set forth in our Board-approved internal business plan. For the first and second fiscal quarters of 2013, the revenue targets consisted of all revenue other than revenue attributable to our Performance Management business. The Compensation Committee chose this target for the first and second fiscal quarters of 2013 in light of the substantial business and sales integration efforts underway in the first half of the year involving the former OPNET business, which is part of the Performance Management business. For the third and fourth fiscal quarters of 2013, the revenue targets consisted of all Company revenue.

The 2013 LTIP annual EPS target of $1.00 was set in December 2012 for 2013. The amount, which represents an increase over the full-year 2012 non-GAAP EPS result for the Company, was intended to emphasize the importance of achieving increasing profitability on a year-over-year basis.

2013 Results.    Our 2013 performance resulted in a strong year-over-year revenue increase of 24% and non-GAAP net income of $1.01 per diluted share. As a result of this performance, the named executive officers earned 82% of the LTIP equity awards tied to revenue targets and 100% of the Long-Term Incentive Plan equity awards tied to non-GAAP earnings per share.

The specific quarterly revenue targets (revenue targets non-GAAP) and achievement against those targets is set forth below. There was no increase to the earned shares given our total 2013 revenue of less than $1.158 billion. In addition, the earned share amounts, calculated based on the below, were decreased by 15% because our total 2013 revenue for our Performance Management business, including the former OPNET business, grew less than 10% relative to the 2012 revenue achieved by those component businesses.

	Q1	Q2	Q3	Q4
Revenue Target ($000)	$198,000	$204,000	$270,000	$275,000
Revenue Achievement ($000)	$185,046	$196,574	$264,973	$284,829
Percentage Achievement	93.46%	96.36%	98.14%	103.57%
Quarterly Earned Amount	86.9%	92.7%	96.3%	110.7%

At-risk compensation in proportion to total compensation

Overall for the 2013 fiscal year, a significant majority of each executive officer’s total compensation opportunity (other than Mr. Maddock, who received only initial hire grants in 2013) was tied to at-risk performance-based equity awards and variable cash incentives. The total amount of at-risk compensation reported for the named executive officers, in proportion to the total compensation reported for the named executive officers in the Summary Compensation Table below, ranged from 83.4% to 94.5%, as follows:

Risk Assessment

As discussed earlier, under “Risk Management Regarding Compensation Policies and Programs”, the Compensation Committee retained Radford to evaluate the risk inherent in our executive and non-executive compensation programs. In March 2013, Radford provided a report to the Compensation Committee that concluded, among other things:

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices; and

•	Senior company management has a high percentage of their compensation tied to performance-based LTIP awards that vest over time, ensuring a longer-term view of the business since both short- and long-term results must be maintained for the stock to retain value.

Stock Ownership Guidelines

In November 2013 our Board of Directors adopted stock ownership guidelines for our executive officers and members of our Board of Directors. These guidelines are intended to help ensure continued alignment with the long-term interests of our stockholders. Pursuant to these guidelines, our Chief Executive Officer is expected to hold a number of shares of our common stock with a value equal to at least three times his annual base salary, and our other executive officers are expected to hold a number of shares of our common stock with a value equal to at least one time their annual base salary. All executive officers are expected to maintain this minimum level of stock ownership throughout their employment with Riverbed. The full texts of our stock ownership guidelines are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

Hedging Prohibition

Our executive officers, as well as all other employees, are prohibited from engaging in hedging or similar transactions with respect to our securities where the transaction is designed or intended to decrease the risks associated with holding our securities. This prohibition includes transactions involving puts, calls, collars or other derivative securities.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other full-time U.S. employees. We do not generally provide special benefits or other perquisites to our executive officers.

Post-Termination Protection

We issued offer letters to Messrs. Maddock, Peranich and Nissenberg when they were recruited for their current positions. Each offer letter provides for accelerated vesting of outstanding equity awards in the event that we are both subject to a change in control and the executive officer’s employment terminates thereafter for specified reasons. These terms were negotiated at arm’s length at the time we recruited and hired each executive officer and we consider the change of control protection that was granted to these executive officers to be on market terms.

In addition, all equity grants made to our executive officers and non-executive employees under our stock plans provide for 100% acceleration in the event that we are both subject to a change in control and the executive officer’s or non-executive employee’s employment terminates thereafter for specified reasons. This protection is built into each stock plan and applies to all equity grants made thereunder, including awards made to non-executive employees. The LTIP also provides for 100% acceleration of grants made thereunder in the event that we are both subject to a change in control and the LTIP participant’s employment terminates thereafter for specified reasons.

In May 2008, we entered into a change in control severance agreement with Mr. Kennelly, and in May 2013 we entered into a change in control severance agreement with Mr. Maddock. The Compensation Committee recognizes that the possibility of an acquisition by another company or other change in control can be a distraction and can cause the consideration of alternative employment opportunities. The Compensation Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Messrs. Kennelly and Maddock, notwithstanding the possibility, threat or occurrence of a change in control. The agreements provide that in the event that we are both subject to a change in control and the employment of Mr. Kennelly or Mr. Maddock terminates for specified reasons on or within 12 months after the change in control, then, subject to the signing of a release of claims and to compliance with the terms of any confidential information agreement, (i) in the case of Mr. Kennelly, he would receive severance equal to 200% of his deemed effective annual base salary and 200% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits; and (ii) in the case of Mr. Maddock, he would receive severance equal to 100% of his deemed effective annual base salary and 100% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits. The agreements do not provide for any tax gross-ups.

Financial Restatements; Clawback Policy

In November 2013, our Board of Directors adopted an executive officer clawback policy permitting the Board of Directors, under certain circumstances, to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The full text of our clawback policy is posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and certain other highly paid executive officers. There is an exception to the $1 million limitation for “performance-based compensation” meeting certain requirements. Stock options and stock appreciation rights granted under our 2006 Equity Incentive Plan should generally qualify as “performance-based compensation” and should therefore not be subject to the $1 million deduction limitation. Full-value awards (such as restricted stock units and restricted stock) with solely service-based vesting are not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are not deductible to the extent that they, when aggregated with other non-performance-based compensation, result in executive compensation over $1 million. However, our stockholders have approved the material terms of our 2006 Equity Incentive Plan to enable the full-value awards to qualify for the “performance-based compensation” exemption if vesting is based on stockholder-approved performance metrics and certain other requirements are satisfied. In proposal 4, we are seeking approval of the material terms of our 2014 Equity Incentive Plan. If approved, the 2014 Equity Incentive Plan will replace our 2006 Equity Incentive Plan and other stockholder-approved plans and allow the opportunity to grant full-value awards that qualify for the “performance-based compensation” exemption. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Riverbed does not guarantee that any compensation intended to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code so qualifies.

We account for stock-based grants awarded to our employees under the rules of FASB ASC Topic 718, which requires us to estimate the fair value of a stock award on the grant date and record the expense associated with each award over the service period.

Summary Compensation Table — 2013, 2012 and 2011

The following table sets forth all of the reportable compensation of our principal executive officer, principal financial officer, former principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2013 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Jerry M. Kennelly	2013	750,000		11,333,196	(3)	0	751,853	(4)	13,205	12,848,254
Chief Executive Officer and Chairman of the Board	2012	650,000		6,763,300	(3)	0	568,399	(4)	576	7,982,275
	2011	565,000		7,469,700	(3)	0	923,161	(4)	576	8,958,437

Ernest E. Maddock (5)	2013	303,409		1,176,750		351,305	301,645	(6)	288	2,133,397
Executive Vice President and Chief Financial Officer

Randy S. Gottfried	2013	200,268	(7)	3,405,872	(8)	0	84,668		1,381	3,692,189
Former Chief Financial Officer and Chief Operating Officer	2012 2011	390,000 353,333		2,082,100 2,667,750	(8) (8)	0 0	323,796 291,508	(9) (9)	3,172 355	2,799,068 3,312,946

Eric S. Wolford	2013	539,229	(10)	4,546,288	(11)	0	283,964		8,010	5,377,491
Director and Former President, Products and Marketing	2012 2011	416,667 383,333		2,498,050 2,667,750	(11) (11)	0 0	343,134 341,826	(12) (12)	1,798 384	3,259,649 3,393,293

David M. Peranich	2013	550,000		4,335,284	(13)	0	473,370	(14)	12,102	5,370,756
President, Worldwide Field Operations	2012	383,333		2,082,100	(13)	0	368,339	(14)	3,137	2,836,909
	2011	341,667		2,667,750	(13)	0	442,899	(14)	336	3,452,652

Brett A. Nissenberg	2013	350,000		1,554,736	(15)	0	210,387	(16)	2,223	2,117,346
General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary

(1)	The amounts in this column represent the aggregate grant date fair value in accordance with FASB Accounting Standards Codification ASC Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our 2013 Annual Report on Form 10-K filed on February 14, 2014, Note 14 of the notes to our consolidated financial statements contained in our 2012 Annual Report on Form 10-K filed on February 19, 2013, and Note 12 of the notes to our consolidated financial statements contained in our 2011 Annual Report on Form 10-K filed on February 10, 2012, for a discussion of all assumptions made by us in determining the fair values of equity awards for 2013, 2012 and 2011, respectively. No options were awarded to our named executive officers in 2013, 2012 or 2011 other than Mr. Maddock’s initial hire-on options.

(2)

For 2013, this amount represents the value of items or services provided in connection with the employee award program attended by our named executive officers and their spouses as follows: Mr. Kennelly, $12,845 and Mr. Peranich, $9,642. Also represents the dollar amount paid for life insurance premiums as follows: Mr. Kennelly, $360; Mr. Maddock, $288; Mr. Gottfried, $285; Mr. Wolford, $360; Mr. Peranich, $360; and Mr. Nissenberg, $240. Also includes a company matching contribution under our 401(k) plan as follows: Mr. Gottfried, $1,096; Mr. Wolford, $1,400; Mr. Peranich, $2,100; and Mr. Nissenberg, $1,983. Also includes board fees paid to Mr. Wolford of $6,250 (See Directors Compensation Table). For 2012, represents a company matching contribution under our 401(k) plan as follows: Mr. Gottfried, $2,800; Mr. Wolford, $1,400; and Mr. Peranich, $2,773. Such amounts were inadvertently excluded from our 2012 Fiscal Year Summary Compensation Table. The Total Compensation for 2012 has been adjusted to include these amounts. Also represents the dollar amount paid for life insurance premiums as follows: Mr. Kennelly, $576; Mr. Gottfried, $372; Mr. Wolford, $398; and Mr. Peranich, $364. The

amounts in this column for 2011 represent the dollar amount paid for life insurance premiums on behalf of the named executive officers. In addition, the Company pays a portion of health insurance and disability premiums for all employees, including the named executive officers. Such amounts are not included in this column.

(3)	For 2013, this amount includes $2,461,056, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2013 LTIP, which was the maximum amount that was eligible to be earned. Also includes $4,920,140, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target with a grant date fair value of $7,381,196. Also includes $3,952,000, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the OPNET equity award. The maximum amount that was eligible to be earned under the OPNET equity award was 110% of target with a grant date fair value of $4,347,200. The actual amount earned under the 2013 LTIP in 2013 was 100% of target for the EPS portion with a grant date fair value of $2,461,056 and 82.16% of target for the Revenue portion with a grant date fair value of $4,042,363. The actual amount earned under the OPNET equity award in 2013 was 88% of target with a grant date fair value of $3,477,760. For 2012, this amount includes $2,253,650, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $4,509,650, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $6,763,300. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $2,253,650 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $2,489,900, which reflects the grant date fair value of time-based restricted stock units, and $4,979,800, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $7,469,700. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $5,156,227.

(4)	For 2013, this number represents $461,134 that was earned and paid in fiscal year 2013, and $290,719 that was earned in fiscal year 2013 and paid in fiscal year 2014. For 2012, this number represents $426,108 that was earned and paid in fiscal year 2012, and $142,291 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $684,420 that was earned and paid in fiscal year 2011, and $238,741 that was earned in fiscal year 2011 and paid in fiscal year 2012.

(5)	Mr. Maddock began his employment with us on April 29, 2013.

(6)	For 2013, this number represents $164,836 that was earned and paid in fiscal year 2013, and $136,809 that was earned in fiscal year 2013 and paid in fiscal year 2014.

(7)	For 2013, represents salary of $163,731 and accrued vacation of $36,537 paid to Mr. Gottfried upon his termination of employment on May 3, 2013.

(8)

For 2013, this amount includes $773,024, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2013 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,546,048, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target with a grant date fair value of $2,319,072. Also includes $1,086,800, which reflects the grant date fair value of performance-

based restricted stock units at 100% of target under the OPNET equity award. The maximum amount that was eligible to be earned under the OPNET equity award was 110% of target with a grant date fair value of $1,195,480. Mr. Gottfried’s employment terminated on May 3, 2013. As a result, no amounts were earned under the 2013 LTIP or the OPNET equity award. In connection with Mr. Gottfried’s termination of employment, the Company accelerated the vesting of 20,000 shares that had previously been earned under the 2011 LTIP. Such shares vested on May 3, 2013 and the Company incurred no additional incremental cost under ASC718. For 2012, this amount includes $693,250, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,388,850, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $2,082,100. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $693,250 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $889,250, which reflects the grant date fair value of time-based restricted stock units, and $1,778,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $2,667,750. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $1,841,494.

(9)	For 2012, this number represents $264,508 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Gottfried’s promotion in 2012 to Chief Operating Officer, and $59,288 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $212,975 that was earned and paid in fiscal year 2011, and $78,533 that was earned in fiscal year 2011 and paid in fiscal year 2012.

(10)	For 2013, represents salary of $525,000 and accrued vacation of $14,229 paid to Mr. Wolford upon his termination of employment on November 15, 2013.

(11)

For 2013, this amount includes $1,055,020, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2013 LTIP, which was the maximum amount that was eligible to be earned. Also includes $2,108,068, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target with a grant date fair value of $3,163,088. Also includes $1,383,200, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the OPNET equity award. The maximum amount that was eligible to be earned under the OPNET equity award was 110% of target with a grant date fair value of $1,521,520. Mr. Wolford’s employment terminated on November 15, 2013. As a result, no amounts were earned under the 2013 LTIP or the OPNET equity award. In connection with Mr. Wolford’s termination of employment, the Company accelerated the vesting of 76,771 shares that had previously been earned under the 2011 LTIP. Such shares vested on November 15, 2013 and the Company incurred no additional incremental cost under ASC718. For 2012, this amount includes $831,900, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,666,150, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $2,498,050. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $831,900 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $889,250, which reflects the grant date fair value of time-based restricted stock units, and $1,778,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $2,667,750. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $1,841,494.

(12)	For 2012, this number represents $279,611 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Wolford’s promotion in 2012 to President, Products and Marketing, and $63,523 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $252,298 that was earned and paid in fiscal year 2011, and $89,528 that was earned in fiscal year 2011 and paid in fiscal year 2012.

(13)	For 2013, this amount includes $984,028, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2013 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,968,056, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target with a grant date fair value of $2,952,084. Also includes $1,383,200, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the OPNET equity award. The maximum amount that was eligible to be earned under the OPNET equity award was 110% of target with a grant date fair value of $1,521,520. The actual amount earned under the 2013 LTIP in 2013 was 100% of target for the EPS portion with a grant date fair value of $984,028 and 82.16% of target for the Revenue portion with a grant date fair value of $1,616,941. The actual amount earned under the OPNET equity award in 2013 was 88% of target with a grant date fair value of $1,217,216. For 2012, this amount includes $693,250, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2012 LTIP, which was the maximum amount that was eligible to be earned. Also includes $1,388,850, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2012 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2012 LTIP was 150% of target with a grant date fair value of $2,082,100. The actual amount earned under the 2012 LTIP in 2012 was 100% of target for the EPS portion with a grant date fair value of $693,250 and no amount was earned under the Revenue portion of the 2012 LTIP. For 2011, this amount includes $889,250, which reflects the grant date fair value of time-based restricted stock units, and $1,778,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum amount that was eligible to be earned under the LTIP for 2011 was 150% of target with a grant date fair value of $2,667,750. The actual amount earned under the LTIP in 2011 was 103.5% of target with a grant date fair value of $1,841,494.

(14)	For 2013, this number represents $319,460 that was earned and paid in fiscal year 2013, and $153,910 that was earned in fiscal year 2013 and paid in fiscal year 2014. For 2012, this number represents $300,581 that was earned and paid in fiscal year 2012, of which $100,000 was received in connection with Mr. Peranich’s promotion in 2012 to President, Worldwide Field Operations, and $67,758 that was earned in fiscal year 2012 and paid in fiscal year 2013. For 2011, this number represents $332,953 that was earned and paid in fiscal year 2011, and $109,946 that was earned in fiscal year 2011 and paid in fiscal year 2012.

(15)

For 2013, this amount includes $386,512, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the EPS portion of the 2013 LTIP, which was the maximum amount that was eligible to be earned. Also includes $773,024, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target with a grant date fair value of $1,159,536. Also includes $395,200, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the OPNET equity award. The maximum amount that was eligible to be earned under the OPNET equity award was 110% of target with a grant date fair value of $434,720. The actual amount earned under the 2013 LTIP in 2013 was 100% of target for the EPS portion with a grant date fair value of $386,512 and 82.16% of target for the Revenue portion with a grant date fair value of $635,122. The actual amount earned under the OPNET equity award in 2013 was 88% of target with a grant date fair value of $347,776.

(16)	For 2013, this number represents $141,982 that was earned and paid in fiscal year 2013, and $68,405 that was earned in fiscal year 2013 and paid in fiscal year 2014.

2013 Grants of Plan-Based Awards

The following table sets forth each plan-based award granted to our named executive officers relating to fiscal year 2013.

Name	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock awards: number of shares of stock or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (8)
		Threshold ($) (3)	Target ($) (4)	Maximum ($) (5)	Threshold (#) (6)	Target (#)	Maximum (#) (7)
Jerry M. Kennelly	01/01/13 02/04/13 N/A	442,000	850,000	1,912,500	299,450	374,300 200,000	499,100 220,000	—	—	—	7,381,196 3,952,000

Ernest E. Maddock	05/06/13 N/A	208,000	400,000	900,000	—	—	—	75,000	50,000	15.69	1,528,055

Randy S. Gottfried (9)	01/01/13 02/04/13 N/A	195,000	375,000	843,750	94,080	117,600 55,000	156,800 60,500	—	—	—	2,319,072 1,086,800

Eric S. Wolford (9)	01/01/13 02/04/13 N/A	208,000	400,000	900,000	128,330	160,400 70,000	213,900 77,000	—	—	—	3,163,088 1,383,200

David M. Peranich	01/01/13 02/04/13 N/A	234,000	450,000	1,012,500	119,760	149,700 70,000	199,600 77,000	—	—	—	2,952,084 1,383,200

Brett A. Nissenberg	01/01/13 02/04/13 N/A	104,000	200,000	450,000	47,040	58,800 20,000	78,400 22,000	—	—	—	1,159,536 395,200

(1)	Represents annual threshold and target bonus amounts under our Management Bonus Plan, as described in Compensation Discussion and Analysis above. The actual amounts awarded under our Management Bonus Plan for fiscal 2013 are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)	This column sets forth the grant date of equity incentive plan awards.

(3)	This column sets forth the annual threshold amount payout based on 85% of plan for each executive’s non-equity incentive plan payment for 2013. In the event the Company fails to achieve at least 85% of a quarterly revenue target, no bonus is paid for that quarter.

(4)	This column sets forth the annual target amount payout based on 100% of plan for each executive’s non-equity incentive plan payment for 2013.

(5)	This column sets forth the maximum amount payout based on 225% of plan for each executive’s non-equity incentive plan payment for 2013.

(6)	Performance-based RSUs granted on January 1, 2013 represents 70% of the target amount under the Revenue portion of the 2013 LTIP and 100% under the EPS portion of the 2013 LTIP. In the event the Company fails to achieve at least 85% of a quarterly revenue target then no shares will be earned under the Revenue portion of the 2013 LTIP for that quarter. In the event the Company fails to achieve at least 100% of the annual EPS target then no shares will be earned under the EPS portion of the 2013 LTIP.

(7)

Performance-based RSUs granted on January 1, 2013 represents 100% of the target amount under the EPS portion of the 2013 LTIP, which is the maximum amount that was eligible to be earned under the 2013 LTIP, and 150% of the target amount under the Revenue portion of the 2013 LTIP, which is the maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP. The actual amount earned under the LTIP in 2013 was 100% of the EPS portion of the 2013 LTIP and 82.16% of the Revenue

2013 LTIP, which is the maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP. The actual amount earned under the LTIP in 2013 was 100% of the EPS portion of the 2013 LTIP and 82.16% of the Revenue portion of the 2013 LTIP. The amount earned under the 2013 LTIP will vest with respect to 100% of the shares subject to the RSUs on December 31, 2015, subject to the officer remaining a service provider through such date. The OPNET equity award granted on February 4, 2013 represents 110% of the target amount, which is the maximum amount that was eligible to be earned. The actual amount earned was 88%. The amount earned will vest with respect to 100% of the shares subject to the RSUs on December 31, 2014, subject to the officer remaining a service provider through such date.

(8)	Represents the combined fair value of all stock awards as of the date they were granted, computed in accordance with FASB Accounting Standards Codification ASC Topic 718, Stock Compensation. See Note 14 of the notes to our consolidated financial statements contained in our 2013 Annual Report on Form 10-K filed on February 14, 2014, for a discussion of all assumptions made by us in determining the fair values of equity awards for 2013.

(9)	Awards granted on January 1, 2013 and February 4, 2013 to Messrs. Gottfried and Wolford were forfeited when they left the employ of the Company in May 2013 and November 2013, respectively.

Outstanding Equity Awards at Fiscal Year End 2013

The following table sets forth information regarding unexercised options and unvested RSUs held by each of our named executive officers as of December 31, 2013.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (1)
	Exercisable		Unexercisable
Jerry M. Kennelly	541,664 600,000	(2) (5)	— —		7.19 15.96	04/30/15 04/29/14	95,900	(3)	1,733,872	249,500 124,800	(4) (6)	4,510,960 2,256,384
										200,000	(7)	3,616,000

Ernest E. Maddock	—		50,000	(8)	15.69	05/05/20	75,000	(9)	1,356,000	—		—

Randy S. Gottfried	—		—		—	—	—		—	—		—

Eric S. Wolford	220,000	(5)	—		15.96	03/15/14	—		—	—		—

David M. Peranich	73,890 110,000	(2) (5)	— —		7.19 15.96	04/30/15 04/29/14	29,500	(3)	533,360	99,800 49,900 70,000	(4) (6) (7)	1,804,384 902,192 1,265,600

Brett A. Nissenberg	—		—		—	—	10,300	(3)	186,224	39,200	(4)	708,736
										19,600	(6)	354,368
										20,000	(7)	361,600

(1)	The market value of restricted stock units is based on $18.08 per share, which was the closing price of our common stock on December 31, 2013, the last trading day of our 2013 fiscal year.

(2)	This option grant became fully vested on May 1, 2012.

(3)	This award was granted under our 2012 LTIP and vests on December 31, 2014.

(4)	Represents performance-based awards granted under the 2013 LTIP at 100% of target for the Revenue portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the Revenue portion of the 2013 LTIP was 150% of target and the actual amount earned was 82.16%.

(5)	This option grant became fully vested on May 1, 2011.

(6)	Represents performance-based awards granted under the 2013 LTIP at 100% of target for the EPS portion of the 2013 LTIP. The maximum amount that was eligible to be earned under the EPS portion of the 2013 LTIP was 100% of target and the actual amount earned was 100%. Earned shares will vest on December 31, 2015.

(7)	Represents performance-based awards granted under the OPNET equity award at 100% of target. The maximum amount that was eligible to be earned was 110% of target and the actual amount earned was 88%. Earned shares will vest on December 31, 2014.

(8)	This option vests with respect to 25% of the shares on April 29, 2014 and in equal monthly installments thereafter over the following 36 months.

(9)	This award vests with respect to 50% of the shares on May 15, 2014 and the remaining 50% on May 15, 2015.

2013 Option Exercises and Stock Vested

The following table reflects stock option exercises and restricted stock units that became vested for each of the named executive officers during fiscal year 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jerry M. Kennelly	725,002	8,416,138	214,960	3,886,477
Ernest E. Maddock	—	—	—	—
Randy S. Gottfried (3)	400,000	2,083,496	20,000	310,600
Eric S. Wolford (4)	—	—	76,771	1,385,717
David M. Peranich	18,666	229,218	76,771	1,388,020
Brett A. Nissenberg	—	—	30,709	555,219

(1)	The value realized on exercise is calculated as follows: Number of shares acquired upon exercise multiplied by the difference between our closing price on the date of exercise and the exercise price of the underlying stock option.

(2)	The value realized on vesting is calculated as follows: Number of shares acquired upon vesting multiplied by the closing price on the vesting date.

(3)	The stock awards were earned by Mr. Gottfried under our 2011 Long Term Incentive Plan and were due to vest on December 31, 2013. In consideration of Mr. Gottfried’s service with the Company, the vesting of such awards was accelerated on May 3, 2013, which was Mr. Gottfried’s last day as an employee of the Company.

(4)	The stock awards were earned by Mr. Wolford under our 2011 Long Term Incentive Plan and were due to vest on December 31, 2013. In consideration of Mr. Wolford’s service with the Company, the vesting of such awards was accelerated on November 15, 2013, which was Mr. Wolford’s last day as an employee of the Company.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2013.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	16,121,342	(1)	16.0205	(2)	18,381,272	(3)
Equity compensation plans not approved by security holders (4)	4,955,839	(5)	18.6690	(6)	4,302,032

Total	21,077,181				22,683,304

(1)	Includes 7,849,677 shares that may be issued under performance-based share awards and restricted stock unit awards at December 31, 2013.

(2)	Excludes 7,849,677 shares that may be issued under performance-based share awards and restricted stock unit awards, as such awards are issuable for no consideration.

(3)	Includes 10,714,822 shares available for future issuance under our 2006 Employee Stock Purchase Plan.

(4)	Includes awards issued and issuable under our 2000 Stock Incentive Plan and our 2012 Stock Incentive Plan. These plans were assumed pursuant to the acquisition of OPNET Technologies, Inc. on December 18, 2012. No additional awards have been made under the 2000 Stock Incentive Plan and no shares remain available for grant. Also includes awards issued and issuable under our 2009 Inducement Equity Incentive Plan.

(5)	Includes 1,271,752 shares that may be issued under restricted stock unit awards at December 31, 2013.

(6)	Excludes 1,271,752 shares that may be issued under restricted stock unit awards and 4,467 shares that are subject to vesting of restricted stock awards, as such awards are issuable for no consideration.

Severance and Change in Control Arrangements

Acceleration of Equity Awards

The named executive officers are entitled to the following equity acceleration upon the occurrence of certain events:

Each RSU granted to our named executive officers under the LTIP will vest with respect to 100% of the shares subject to the RSU grant if (x) there is a change in control and (y) the employment of the named executive officer is involuntarily terminated after the change in control. The foregoing acceleration is additionally conditioned upon the individual signing and not revoking a release of claims.

The new-hire equity grants made to Mr. Maddock in 2013 contain similar provisions, and specify that vesting of previously unvested shares will occur only if (x) there is a change in control and (y) the employment of Mr. Maddock is involuntarily terminated after the change in control.

Severance

Other than the change in control severance agreements with Messrs. Kennelly and Maddock described in “Compensation Discussion and Analysis — Post-Termination Protection” above, there are no current arrangements pursuant to which we have agreed to make any severance payments to any of our executive officers.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the table below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2013. The closing price of our stock as of December 31, 2013, the last trading day of our 2013 fiscal year, was $18.08, which was used as the value of our stock in the change in control. The value of the unvested stock awards granted under the 2012 LTIP was based on the actual amount earned, which was 100% of target for the EPS portion. The revenue portion of the 2012 LTIP was forfeited. The value of the unvested stock awards granted under the 2013 LTIP and the unvested OPNET equity award was based on 100% of the target shares. The value of the vesting acceleration was calculated by multiplying the number of accelerated stock award shares as of December 31, 2013 by the closing price of our stock as of December 31, 2013. The actual amounts that would be paid to any named executive officer in the event of a termination and change in control situation can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments and benefits upon employment termination before or after a change in control for our named executive officers as if their employment terminated as of December 31, 2013. Other than with respect to an involuntary termination in connection with a change in control, the only payment owing to named executive officers in connection with any termination of employment or change in control would be accrued and unused vacation pay.

Name	Executive Benefits and Payments Upon Termination	Involuntary Termination in connection with or following Change in Control ($) (1)
Jerry M. Kennelly	Base Salary (2)	$1,500,000
	Highest Target Bonus (2)	1,700,000
	Accelerated Vesting of RSUs (3)	12,117,216
	Health Care Premiums/Contribution (4)	23,162
	Accrued Vacation Pay (5)	57,692

	Total	$15,398,070

Ernest E. Maddock	Base Salary (2)	$450,000
	Highest Target Bonus (2)	400,000
	Accelerated Vesting of RSUs (6)	2,260,000
	Health Care Premiums/Contribution (4)	—
	Accrued Vacation Pay (5)	10,385

	Total	$3,120,385

Randy S. Gottfried	Base Salary	—
	Highest Target Bonus	—
	Accelerated Vesting of RSUs (7)	310,600
	Health Care Premiums/Contribution	—
	Accrued Vacation Pay (5)	36,537

	Total	$347,137

Eric S. Wolford	Base Salary	—
	Highest Target Bonus	—
	Accelerated Vesting of RSUs (8)	1,385,717
	Health Care Premiums/Contribution	—
	Accrued Vacation Pay (5)	14,229

	Total	$1,399,946

David M. Peranich	Base Salary	—
	Highest Target Bonus	—
	Accelerated Vesting of RSUs (3)	4,505,536
	Health Care Premiums/Contribution	—
	Accrued Vacation Pay (5)	42,308

	Total	$4,547,844

Brett A. Nissenberg	Base Salary	—
	Highest Target Bonus	—
	Accelerated Vesting of RSUs (3)	1,610,928
	Health Care Premiums/Contribution	—
	Accrued Vacation Pay (5)	26,923

	Total	$1,637,851

(1)	The values set forth are calculated based on the closing price on December 31, 2013, the last trading day of our 2013 fiscal year, of $18.08 per share.

(2)	To be paid in one lump sum pursuant to the terms of the change in control severance agreement.

(3)	Represents 100% of the unvested RSUs granted under the 2012 LTIP and 2013 LTIP and under the OPNET equity award that would vest if the named executive officer was involuntarily terminated following a change in control as provided under the LTIP and under the OPNET equity award. Includes the following amounts that were not earned under the Revenue portion of the 2013 LTIP: Mr. Kennelly — $804,777; Mr. Peranich — $321,914; and Mr. Nissenberg — $126,433. Includes the following amounts that were not earned under the OPNET equity award: Mr. Kennelly — $433,920; Mr. Peranich — $151,872; and Mr. Nissenberg — $43,392.

(4)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid pursuant to the terms of the change in control severance agreement. Mr. Maddock did not participate in our health care coverage for 2013, and therefore was not eligible to receive COBRA benefits as of December 31, 2013. Mr. Maddock will be eligible to receive such benefits in the future provided he enrolls in our health care coverage.

(5)	Accrued Vacation Pay assumes four weeks of accrued but unused vacation for Mr. Kennelly, Mr. Peranich and Mr. Nissenberg and 1.2 weeks of accrued but unused vacation for Mr. Maddock. Amounts for Mr. Gottfried and Mr. Wolford represent the amount of accrued but unused vacation paid in connection with their employment termination. Other than with respect to an involuntary termination in connection with a change in control, the only payment owing to named executive officers in connection with any termination of employment or change in control would be accrued and unused vacation pay.

(6)	Represents 100% of the unvested time-based RSUs granted to Mr. Maddock that would vest if Mr. Maddock was involuntarily terminated following a change in control as provided under the 2012 Stock Incentive Plan.

(7)	The stock awards were earned by Mr. Gottfried under our 2011 Long Term Incentive Plan and were due to vest on December 31, 2013. In consideration of Mr. Gottfried’s service with us, the vesting of such awards was accelerated on May 3, 2013, which was Mr. Gottfried’s last day as an employee of the Company. The value was calculated based on the closing price of our stock as of May 3, 2013, which was $15.53.

(8)	The stock awards were earned by Mr. Wolford under the Company’s 2011 Long Term Incentive Plan and were due to vest on December 31, 2013. In consideration of Mr. Wolford’s service with the Company, the vesting of such awards was accelerated on November 15, 2013, which was Mr. Wolford’s last day as an employee of the Company. The value was calculated based on the closing price of our stock as of November 15, 2013, which was $18.05.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy.    Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, are subject to review, approval or ratification by the Board of Directors or a committee comprised of members of the Board of Directors.

Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of the Company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest.

As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by the Audit Committee or the disinterested members of the Board of Directors and only if the terms of the transaction are determined to be in, or not inconsistent with, the best interests of the Company and our stockholders.

Transactions with Related Persons.    The Company has entered into sales or purchase arrangements with Intel Corporation, Microsoft Corporation and other entities that are affiliated with the Company either by virtue of a director relationship or by the entity’s shareholdings. The Company enters into these commercial dealings in the ordinary course of its business, and considers these arrangements to be arms-length. Ms. Stevenson serves as the vice president and Chief Information Officer of Intel Corporation. Mr. Nadella, who was a member of the Board of Directors from March 2013 to February 2014, serves as the Chief Executive Officer of Microsoft Corporation. The Company does not believe that either of Ms. Stevenson or Mr. Nadella, or any other members of our Board of Directors, has or had a direct or indirect material interest in any of such commercial dealings.

The Board of Directors has determined that all Board members, excluding Messrs. Kennelly and Wolford, are independent under applicable Nasdaq rules. In making this determination, the Board considered information relating to any sales of our products and services to, and purchases by us of products and services from, entities (or affiliates of such entities) where any of our directors are employed.

Compensation Transactions.    The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our U.S. employees generally.

Indemnification Agreements.    We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Charter and our Bylaws (except in a proceeding initiated by such person without Board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such other key employees in connection with a legal proceeding.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Senior Vice President of Corporate and Legal Affairs and Secretary

April 9, 2014

APPENDIX A

RIVERBED TECHNOLOGY, INC.

2014 EQUITY INCENTIVE PLAN

RIVERBED TECHNOLOGY, INC.

2014 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, or other stock or cash awards as the Administrator may determine.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, however, that for purposes of this clause (i), (1) the acquisition of beneficial ownership of additional stock by any one Person who is considered to beneficially own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; and (2) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company, such event shall not be considered a Change in Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twenty-four (24) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Riverbed Technology, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(bb) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(cc) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(dd) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ee) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ff) “Plan” means this 2014 Equity Incentive Plan.

(gg) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(hh) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ii) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj) “Section 16(b)” means Section 16(b) of the Exchange Act.

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Service Provider” means an Employee, Director or Consultant.

(mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(nn) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(oo) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall equal the sum of (i) any Shares that, as of March 10, 2014, are available for issuance under the Company’s 2006 Equity Incentive Plan, 2006 Director Option Plan, and 2012 Stock Incentive Plan (together, the

“Existing Plans”) and are not subject to any awards granted thereunder, equal to 12,405,193 Shares and (ii) any Shares subject to stock options or other awards granted under the Existing Plans that, after March 10, 2014, expire or otherwise terminate without having been vested or exercised in full, or that are forfeited to or repurchased by the Company, or that are used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award, with the maximum number of Shares under this clause (ii) to be added to the Plan from previously granted awards under the Existing Plans not to exceed 18,479,025 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to, or repurchased by, the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan pursuant to Section 3(b).

(c) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to institute and determine the terms and conditions of an Exchange Program (provided that the Administrator may not institute an Exchange Program without first receiving the consent of the Company’s stockholders);

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a)(i), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant, provided that during any Fiscal Year, no Participant will be granted an Option covering more than 5,000,000 Shares.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash;

(2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for restricted stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 5,000,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 5,000,000 Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 5,000,000 Shares.

(c) Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $10,000,000, and (ii) no Participant will receive more than 5,000,000 Performance Shares.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m) and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios, (xxv) objective qualitative milestones, or (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof. Any Performance Goals may be used to measure the performance of the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

12. Outside Director Limitations.

(a) Cash-settled Awards. No Outside Director may be granted, in any Fiscal Year, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $2,500,000, increased to $5,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

(b) Stock-settled Awards. Subject to the provisions of Section 15 of the Plan, no Outside Director may be granted, in any Fiscal Year, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $2,500,000, increased to $5,000,000 in the Fiscal Year of his or her initial service as an Outside Director.

Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 12.

13. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will not be suspended during any unpaid leave of absence approved by the Company. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3, 6(a)(ii), 7, 8, 9, 10, 12(a), and 12(b) of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised or remains unvested, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that (i) Awards may be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 15(c), the Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute (with a substantially equivalent Award) for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control before the Outside Director’s Service terminates, then, as of the date of the Change in Control, the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2014.

Vote by Internet • Go to www.envisionreports.com/RVBD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors Recommends a Vote “For” the Nominee listed in Proposal 1, and “For” Proposals 2, 3 and 4.

1.	To elect the following director to serve until the 2017 annual meeting of stockholders or until such person’s successor has been duly elected and qualified.				+
		For	Against	Abstain
	1.1 - Mark S. Lewis	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐	3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the proxy statement.	☐	☐	☐
4.	To approve our 2014 Equity Incentive Plan.	☐	☐	☐
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEE LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2, 3 AND 4.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

                                     01SWHC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 22, 2014. The Proxy Statement and the 2013 Annual Report on Form 10-K are available at: http://www.envisionreports.com/rvbd

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RIVERBED TECHNOLOGY, INC.

Annual Meeting of Stockholders – May 22, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry M. Kennelly and Brett A. Nissenberg, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Riverbed Technology, Inc. common stock that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Riverbed Technology, Inc. to be held May 22, 2014 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Continued and to be marked, dated and signed, on the other side)